Exhibit 10.9
Enstar Group Limited
and certain of its Subsidiaries
and
National Australia Bank Limited
and
Barclays Corporate
as Arrangers
and
National Australia Bank Limited
as Agent and Security Agent
US$250,000,000 Revolving Credit Facility Agreement
Execution Text

Contents

1 Definitions and Interpretation	1
2 The Facilities	20
3 Purpose	21
4 Conditions of Loans	22
5 Loans	22
6 Repayment	23
7 Illegality, Voluntary Prepayment and Cancellation	23
8 Mandatory Prepayment	24
9 Restrictions	26
10 Interest	27
11 Interest Periods	28
12 Changes To The Calculation Of Interest	28
13 Fees	29
14 Tax Gross Up And Indemnities	30
15 Increased Costs	36
16 Indemnities	37
17 Mitigation By The Lenders	38
18 Guarantee and Indemnity	39
19 Costs And Expenses	42
20 Representations	43
21 Information Undertakings	50
22 Financial Covenants	56
23 General Undertakings	59
24 Events Of Default	67
25 Changes To The Lenders	71
26 Changes To The Obligors	76
27 Role Of The Agent, The Arrangers, The Security Agent And Others	78
28 Conduct Of Business By The Finance Parties	85
29 Sharing Among The Finance Parties	86
30 Payment Mechanics	87
31 Set-Off	90
32 Notices	91
33 Calculations And Certificates	93
34 Partial Invalidity	94
35 Remedies And Waivers	94
36 Amendments And Waivers	94

ii

Revolving Credit Facility Agreement
Dated June 13, 2011
Between:
(1)	Enstar Group Limited, a company incorporated under the laws of Bermuda with registered number EC30916 (the Parent);

(2)	The members of the Group listed in Part 2 of Schedule 1 (The Original Parties) as Original Guarantors (the Original Guarantors);

(3)	National Australia Bank Limited and Barclays Corporate, the corporate banking division of Barclays Bank PLC, as bookrunners and mandated lead arrangers (each an Arranger and together the Arrangers);

(4)	The Financial Institutions listed in Part 3 and Part 4 of Schedule 1 (The Original Parties) as lenders (the Original Lenders);

(5)	National Australia Bank Limited as agent of the other Finance Parties (the Agent); and

(6)	National Australia Bank Limited as Security Agent for the Secured Parties.
It is agreed:
1	Definitions and Interpretation

1.1	Definitions
In this Agreement:

Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency or any other bank or financial institution approved by the Agent.

Accession Letter means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

Account Bank means Barclays Bank PLC.

Accounting Principles means:
(a)	in relation to any Obligor incorporated in Bermuda or in any state of the United States of America, generally accepted accounting principles in the United States of America;

(b)	in relation to any Obligor incorporated in the United Kingdom, generally accepted accounting principles in the United Kingdom; or

(c)	in relation to any Obligor other than those mentioned in paragraphs (a) and (b) above, generally accepted accounting principles in its place of incorporation.
Additional Cost Rate has the meaning given to it in Schedule 4 (Mandatory Cost Formula).

Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 26 (Changes to the Obligors).

Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Additional Security Agent has the meaning given to it in Schedule 11 (Security Agent).

Affiliate means, in relation to any person, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent’s Spot Rate of Exchange means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

Assignment Agreement means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte or such other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means the period from and including the date of this Agreement to and including the date falling one month prior to the Termination Date.

Available Commitment means a Lender’s Commitment minus:
(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Loan, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.
Available Facility means the aggregate for the time being of each Lender’s Available Commitment.

Base Currency means US Dollars.

Base Currency Amount means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan adjusted to reflect any repayment or prepayment of the Loan.

Borrower means the Parent or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 26 (Changes to the Obligors).

Break Costs means the amount (if any) by which:
(a)	the interest, excluding the Margin, which a Lender should have received for the period from the date of receipt of all or any part of its participation in a

Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
Budget means:
(a)	in relation to the period beginning on 1 January 2011 and ending on 31 December 2014, the financial model including profit and loss, balance sheet and cashflow projections relating to the Group to be delivered by the Parent to the Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b)	in relation to any other period, any annual Capital Release Schedule delivered by the Parent to the Agent in respect of that period pursuant to Clause 21.5 (Budget).
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Hamilton, Bermuda and New York.

Capital Release Amount means, in respect of any member of the Group, any reduction in the amount of capital resources which that member of the Group is required to hold in accordance with applicable law and applicable rules and guidance given by any governmental or regulatory authority.

Capital Release Schedule means a schedule detailing the expected Capital Release Amounts in relation to each member of the Group.

Cash means, at any time, cash denominated in freely transferable and freely convertible currency in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:
(a)	that cash is repayable on demand;

(b)	there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements.
Cash Equivalent Investments means at any time:
(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:
(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(d)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited and which invest substantially all their assets in securities of the types described in sub-paragraphs (a) to (d) above; or

(f)	any other debt security approved by the Majority Lenders,
in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

Change of Control means any person or group of persons acting in concert gaining Control of the Parent (where “acting in concert” has the meaning given to it in the City Code on Takeovers and Mergers).

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

Chief Financial Officer means the chief financial officer of the relevant company or the Group from time to time (or any director of the relevant company or the Group acting as such officer’s deputy in that capacity or performing those functions).

Close Links Report means a report submitted by an insurer to the FSA under SUP 16.5.4 or under any rules amending or replacing it.
Commitment means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitments” in Part 3 and Part 4 of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.
Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

Confidential Information means all information relating to the Parent, any Obligor or the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)	any member of the Group, or any of its advisers, or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Parent and the Agent.

Consolidated Tangible Net Worth has the meaning given to it in Clause 22.1 (Financial definitions).

Constitutional Documents means, in relation to an Obligor, the memorandum of association and the articles of association or bye-laws, and/or (as appropriate) such other constitutional documents as required from time to time by the law of the place of incorporation (or any internal requirements) of the relevant Obligor.
Control means:
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the company;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the company; or

(iii)	give directions with respect to the operating and financial policies of the company with which the directors or other equivalent officers of the company are obliged to comply; or
(b)	the holding beneficially of more than 50% of the issued share capital of the company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
CRA Account Charge means a fixed charge given by the Parent over each CRA Account.

CRA Accounts means each US Dollar, Sterling and/or Australian Dollar bank account held with the Account Bank in the name of the Parent and into which amounts received in respect of any Capital Release Amount are paid.

CTA means the Corporation Tax Act 2009.

Debt Purchase Transaction means, in relation to a person, a transaction where such person:
(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.
Default means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Delegate means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

Disruption Event means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Event of Default means any event or circumstance specified as such in Clause 24 (Events of Default).

Existing Facilities means:
(a)	the US$184,616,000 term facility agreement dated 3 October 2008 between, among others, Royston Run-off Limited as borrower, National Australia Bank Limited and Barclays Bank PLC as arrangers and original lenders and National Australia Bank Limited as agent and security agent, as amended and restated from time to time;

(b)	the US$21,400,000 term facility agreement dated 19 April 2010 between, among others, Knapton Holdings Limited as borrower and National Australia Bank Limited as lender; and

(c)	the US$115,000,000 term facility agreement dated 29 December 2010 between, among others, Enstar Group Limited as borrower, the subsidiaries of Enstar Group Limited listed therein as original guarantors, Barclays Corporate as mandated lead arranger and Barclays Bank PLC as original lender, agent and security agent.
Existing Security means the security granted by members of the Group prior to the date of this Agreement and listed in Schedule 13 (Existing Security).

Facility means the revolving credit facility made available under this Agreement as described in Clause 2.1 (The Facility).

Facility Office means:
(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
Fee Letter means:
(a)	any letter or letters dated on or about the date of this Agreement between National Australia Bank Limited and Barclays Corporate in its capacity as Arranger and the Parent (or the Agent and the Parent or the Security Agent and the Parent) setting out any of the fees referred to in Clause 13 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party under any Finance Document.
Finance Document means this Agreement, any Accession Letter, any Compliance Certificate, any Fee Letter, any Transaction Security Document, any Utilisation Request and any other document designated as a Finance Document by the Agent and the Parent.

Finance Party means the Agent, the Arrangers, the Security Agent or a Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value as at the relevant date on which Financial Indebtedness is calculated (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount of any liability under an advance or deferred purchase agreement if (1) one of the primary reasons behind entering into the agreement is to raise finance or (2) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing; and

(j)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i) above.
Financial Quarter has the meaning given to that term in Clause 22.1 (Financial definitions).

Financial Year has the meaning given to that term in Clause 22.1 (Financial definitions).

First Utilisation Date means the first Utilisation Date.

FSA means the UK Financial Services Authority and any body which from time to time replaces such authority or body.

FSA Returns means the documents required (taken together) to be filed by an insurer with the FSA under Rule 9.6(1) of IPRU(INS) or as may be defined in any rules amending or replacing it.

FSA Rules means the FSA’s Handbook of Rules and Guidance as amended, varied, substituted or replaced from time to time including, without limitation, GENPRU, IPRU(INS), INSPRU and SUP and including the rules of any other regulator which is responsible from time to time for the prudential supervision of insurers authorised in the United Kingdom.

GENPRU means the General Prudential Sourcebook forming part of the FSA Rules.

Group means the Parent and each of its Subsidiaries for the time being.

Group Capital Resources Report means any group capital resources report submitted to the FSA in accordance with IPRU(INS), rule 9.40 or as may be defined in any rules amending or replacing it.

Group Structure Chart means the most recent group structure chart of the Group delivered to the Original Lender by the Parent prior to the First Utilisation Date.

Guarantor means an Original Guarantor or an Additional Guarantor.

Holding Account means any account designated as a Holding Account (in the name of the Parent and held with the Agent) by the Agent and the Parent as the same may be redesignated, substituted or replaced from time to time.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

ICA Capital Requirement means, in respect of an insurer, the amount of capital resources which the board of that insurer considers are required by that insurer in order to have a 99.5% confidence level over a one year timeframe that the value of assets of that insurer will exceed the value of its liabilities, determined in accordance with INSPRU 7, and, following the implementation of Solvency II, shall mean the SCR (as defined in Solvency II) of that insurer as supplemented by any additional capital resources identified as required by that insurer’s Own Risk and Solvency Assessment (as defined in Solvency II).

ICG Capital Requirement means, in respect of an insurer, the aggregate of: (a) the ICA Capital Requirement of that insurer; and (b) the amount of capital resources which the FSA indicates in any formal guidance given by it to that insurer or to any member of the Group that it considers that insurer should hold in addition to its ICA Capital Requirement, or which should be held by the Group as a whole in respect of that insurer in addition to that insurer’s ICA Capital Requirement, and, following the implementation of Solvency II, shall mean the aggregate of any capital add-ons (as defined in Solvency II) prescribed by the FSA or any other regulator in respect of that insurer.

Insolvency Representative means any liquidator, administrator, receiver, receiver and manager, administrative receiver, custodian, trustee or similar officer in any jurisdiction.

INSPRU means the Prudential Sourcebook for Insurers forming part of the FSA Rules.

INSPRU(INS) means the Interim Prudential Sourcebook for Insurers, forming part of the FSA Rules.

Intellectual Property means:
(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default Interest).

Investment Policy means the Group’s investment policy as detailed in the document entitled ‘Investment Policy and Procedures, Version 8.0 — February 3, 2010’.

ITA means the Income Tax Act 2007.

Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other similar entity.

Legal Opinion means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 26 (Changes to the Obligors).
Legal Reservations means:
(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.
Lender means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 25 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
LIBOR means, in relation to any Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the currency of that Loan and for a period comparable to the Interest Period for that Loan.
Limitation Acts means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

LMA means the Loan Market Association.

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Majority Lenders means:
(a)	if there are no Loans outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.
Mandatory Cost means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formula).

Mandatory Prepayment Account means the interest-bearing account in the name of the Parent held with the Agent at 88 Wood Street, London EC2V 7QQ, Sort Code: 16-55-90 and Account number: 3505-159727-501 (as the same may be redesignated, substituted or replaced from time to time).

Margin means 2.75 (two point seven five) per cent, per annum.

Material Adverse Effect means a material adverse effect on:
(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or

(b)	the ability of an Obligor to perform its payment obligations under the Finance Documents and/or its obligations under Clause 22.2 (Financial condition); or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.
Material Company means:
(a)	each company listed in Schedule 12 (Material Companies) whilst such company remains a member of the Group; and

(b)	any other member of the Group whose shares become subject to the Transaction Security pursuant to Clause 26.5 (Additional Material Companies).
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period. Monthly shall be construed accordingly.

Obligor means a Borrower or a Guarantor.

Obligors’ Agent means the Parent, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Agent).

Original Financial Statements means:
(a)	the consolidated audited financial statements of Cumberland Holdings Limited and each Obligor for its Financial Year ended 31 December 2009 or, if such person is not required to produce consolidated audited financial statements and has not done so for its Financial Year ended 31 December 2009, its consolidated management schedules for such period which shall include, without limitation, a balance sheet, profit and loss account and cashflow statement; and

(b)	the audited financial statements of each Obligor and each Material Company for its Financial Year ended 31 December 2009.
Participating Member State means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Acquisition means:
(a)	any acquisition of a company, entity, business or undertaking (or in each case, any interest in any of them):
(i)	that is a Regulated Insurance Entity or an insurance portfolio;

(ii)	that is acquired by a member of the Group wholly owned by the Parent;

(iii)	whose underlying insurance exposures must be represented by recognised non-life business only; and

(iv)	that would not cause the Net Worth Cover to be less than or equal to 2.0:1; or
(b)	any acquisition of new business effected through a portfolio transfer or reinsurance transaction involving the capitalisation of reinsurance segregated accounts in the non-life run-off sector (whether funded by way of subscription of share capital, by way of contributed surplus or otherwise).
Permitted Disposal means any sale, lease, licence, transfer or other disposal made on arm’s length terms:
(a)	made by any member of the Group in the ordinary course of trading of the disposing entity (other than shares, businesses, real property or Intellectual Property);

(b)	of any asset by an Obligor or Material Company (the Disposing Company) to another Obligor or Material Company (the Acquiring Company), but if:
(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii)	the Disposing Company had given Transaction Security over the asset, the Acquiring Company must give equivalent Security to the Security Agent over that asset; and

(iii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;
(c)	of assets (other than shares, businesses, real property or Intellectual Property) in exchange for other assets comparable or superior as to type, value and quality);

(d)	of obsolete or redundant vehicles, plant and equipment for cash;

(e)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments; or

(f)	arising as a result of any Permitted Security.
Permitted Financial Indebtedness means Financial Indebtedness arising under:
(a)	the Existing Facilities;

(b)	a Permitted Loan;

(c)	a Permitted Guarantee;

(d)	any Finance Document;

(e)	Financial Indebtedness incurred by a member of the Group to facilitate the transfer of any Capital Release Amount as required pursuant to Clause 23.29 (Transfer of Capital Release Amount), provided that the relevant loan is subordinated to the Facility on terms acceptable to the Agent; or

(f)	any Financial Indebtedness of any Target Group existing at the date of the relevant acquisition.
Permitted Guarantee means:
(a)	any guarantee of Permitted Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness provided that Clause 23.25 (Intra-Group transactions) is complied with; or

(b)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (a) of the definition of Permitted Security, provided that no new guarantee will be permitted at any time after the occurrence of a Default which is continuing.

Permitted Loan means:
(a)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness provided Clause 23.25 (Intra-Group transactions) is complied with;

(b)	any loan permitted by Clause 23.25 (Intra-Group transactions);

(c)	any loan made by a member of the Group to facilitate the transfer of any Capital Release Amount as required pursuant to Clause 23.29 (Transfer of Capital Release Amount), provided that such loan is subordinated to the Facility on terms acceptable to the Agent;

(d)	any loan made by an Obligor to an Obligor;

(e)	any loan made by a Material Company to a Material Company or an Obligor;

(f)	any loan provided by an Obligor to a member of the Group in order to effect a Permitted Acquisition or any other acquisition not prohibited under this Agreement the consideration for which is not being funded through the proceeds of the Facility;

(g)	any loan invested pursuant to Clause 22.4 (Equity cure- Regulatory Cover) or Clause 22.5 (Equity cure- Net Worth Cover); or

(h)	any loan made with the prior written consent of the Agent.
Permitted Security means:
(a)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as (1) such arrangement does not permit credit balances of Obligors to be netted or set-off against debit balances of members of the Group which are not Obligors and (2) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the Group which are not Obligors;

(b)	any Quasi Security arising as a result of a disposal which is a Permitted Disposal;

(c)	any Transaction Security;

(i) any Existing Security;

(d)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(e)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:
(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within 3 months of the date of acquisition of such asset;
(f)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within 3 months of that company being a member of the Group;
(g)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group.
Permitted Share Issue means an issue of shares by a member of the Group (other than the Parent) which is a Subsidiary to its immediate Holding Company to the extent permitted by Clause 23.25 (Intra-Group Transactions) and where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms provided that no such issue of shares will be permitted at any time after the occurrence of a Default which is continuing.

Permitted Transaction means:
(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	transactions (other than (i) any sale, lease, licence, transfer or other disposal; and (ii) the granting or creation of Security, the incurring or permitting to subsist of Financial Indebtedness or the disposal of the shares of any member of the Group), conducted in the ordinary course of trading on arm’s length terms;

(c)	any Permitted Acquisition; or

(d)	any Permitted Transfer,
provided that no such disposal, transaction or other action detailed in paragraphs (b) or (c) above that is not already existing will constitute a Permitted Transaction at any time after the occurrence of a Default which is continuing.

Permitted Transfer means any of the proposed business or portfolio transfers listed in Schedule 14 (Permitted Transfers) provided that no Obligor or Material Company shall retain any exposure following the completion of such transfer.

Pillar 1 Capital Requirement means, in respect of an insurer, the capital resources requirement of that insurer as calculated under GENPRU 2.1, and, following the implementation of Solvency II, shall mean the SCR (as defined in Solvency II) of that insurer.

Qualifying Lender has the meaning given to that term in Clause 14 (Tax Gross Up and Indemnities).

Quarter Date has the meaning given to that term in Clause 22.1 (Financial definitions).

Quarterly Financial Statement has the meaning given to that term in Clause 21 (Information Undertakings).

Quasi-Security has the meaning given to that term in Clause 23.11 (Negative pledge).

Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, unless market practice differs in the London interbank market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

Rating Agency means Standard & Poor’s Rating Services or other equivalent internationally recognised statistical rating organisation.

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

Reference Banks means National Australia Bank Limited, Barclays Bank PLC and such other banks as may be appointed by the Agent in consultation with the Parent.

Regulated Insurance Entity means a company or any legal entity which:
(a)	operates in the insurance industry; and

(b)	is regulated by the relevant supervisory or regulatory body in the insurance market(s) in which it operates.
Regulatory Cover has the meaning given to it in Clause 22.1 (Financial definitions).

Related Fund in relation to a fund (first fund), means a fund which is managed or advised by the same investment manager or adviser as the first fund or, if it is managed by a different investment manager or adviser, a fund whose investment manager or adviser is an Affiliate of the investment manager or adviser of the first fund.

Relevant Interbank Market means the London interbank market.

Relevant Jurisdiction means, in relation to an Obligor:
(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.
Relevant Period has the meaning given to that term in Clause 22.1 (Financial definitions).

Repeating Representations means each of the representations set out in Clauses 20.2 (Status) to Clause 20.7 (Governing law and enforcement), Clause 20.11 (No default), paragraph 20.12.5 of Clause 20.12 (No misleading information), Clause

20.13 (Original Financial Statements), Clause 20.18 (Ranking) to Clause 20.20 (Legal and beneficial ownership), Clause 20.22 (Shares) and Clause 20.27 (Centre of main interests and establishments).

Rollover Loan means one or more Loans:
(a)	made or to be made on the same day that one or more maturing Loans is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan(s); and

(c)	made or to be made to the same Borrower for the purpose of refinancing the maturing Loan(s).
Screen Rate means the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

Secured Parties means each Finance Party from time to time party to this Agreement, any Receiver or Delegate.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Agent means National Australia Bank Limited in its capacity as security agent and trustee for the other Finance Parties under this Agreement and the Transaction Security Documents and any Additional Security Agent or Delegate appointed by it in accordance with the terms of this Agreement.

Specified Time means a time determined in accordance with Schedule 10 (Timetables).

Sterling and £ means the lawful currency of the UK.

Solvency II means the directive of The European Parliament and of the Council of the European Union made in 2009 on the taking-up and pursuit of the business of Insurance and Reinsurance (Solvency II), or any implementing measures or guidance made or published thereunder.

Subsidiary means an entity of which a person:
(a)	has direct or indirect Control; or

(b)	owns directly or indirectly more than fifty per cent. (50%) of the share capital or similar right of ownership; or

(c)	is entitled to receive more than fifty per cent. (50%) of the dividends or distributions, and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time and disregarding, for the purpose of this definition, the fact that any shares in that entity may be held by way of security, that the beneficiary of the security (or its nominee) may be registered as a member of the relevant undertaking and/or that such beneficiary of the security (or its nominee) may be entitled to exercise voting powers and rights with respect to those charged shares.

SUP means the Supervision Manual forming part of the FSA Rules.

Target means any company or entity being acquired by a member of the Group in a Permitted Acquisition or other acquisition the consideration for which is not being funded through the proceeds of the Facility.

Target Group means a Target and its Subsidiaries.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Termination Date means the date falling three years from the date of this Agreement.

Total Commitments means the aggregate of the Commitments, being US$250,000,000 at the date of this Agreement.

Transaction Security means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

Transaction Security Documents means each of the documents listed under paragraph 2.2 (Transaction Security Documents) of Part 1 of Schedule 2 (Conditions Precedent) or paragraph 11 of Part 2 of Schedule 2 (Conditions Precedent), and any original documents of title to be provided under the Transaction Security Documents and required to be delivered to the Agent under Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent.

Transfer Date means, in relation to an assignment or transfer, the later of:
(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
Treasury Transactions means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

UK means the United Kingdom of Great Britain and Northern Ireland.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US Dollars or US$ means the lawful currency of the United States of America.

Utilisation Date means the date on which a Loan is made.

Utilisation Request means a notice substantially in the relevant form set out in Schedule 3 (Requests).

VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

1.2.1	Unless a contrary indication appears, a reference in this Agreement to:
(a)	the Agent, any Arranger, any Finance Party, any Lender, any Obligor, any Party, any Secured Party, the Security Agent or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with this Agreement;

(b)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Parent and the Agent or, if not so agreed, is in the form specified by the Agent;

(c)	Barclays Corporate means Barclays Corporate, the corporate banking division of Barclays Bank PLC;

(d)	assets includes present and future properties, revenues and rights of every description;

(e)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (in any case, however fundamentally);

(f)	guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(g)	Guarantor, Original Guarantor, Additional Guarantor and this guarantee shall not be construed restrictively and shall include the payment undertakings and indemnities contained in Clause 18 (Guarantee and Indemnity);

(h)	wholly owned subsidiary means a company or corporation that has no members except for:
(i)	another company or corporation and that other company’s or corporation’s wholly-owned subsidiaries; or

(ii)	persons acting on behalf of that other company or corporation and that other company’s or corporation’s wholly-owned subsidiaries;
(i)	including and in particular shall not be construed restrictively but shall mean including without prejudice to the generality of the foregoing and in particular, but without limitation;

(j)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(k)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, joint venture, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(l)	a regulation includes any regulation, rule, official directive, request, or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(m)	a provision of law is a reference to that provision as amended or re-enacted and any subordinate legislation made under it; and

(n)	a time of day is a reference to London time.
1.3	Section, Clause and Schedule headings are for ease of reference only.

1.4	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.5	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.6	Any consent, waiver or approval required from a Finance Party under a Finance Document must be in writing and will be of no effect if not in writing.

1.7	Reference to a monetary sum specified in Sterling in Clause 20 (Representations), Clause 21 (Information Undertakings), Clause 22 (Financial Covenants), Clause 23 (General Undertakings) and/or Clause 24 (Events of Default) shall be deemed to include reference to the Base Currency Equivalent of such sum.

1.8	Third Party Rights

1.8.1	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (Third Parties Act) to enforce or enjoy the benefit of any term of this Agreement.

1.8.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2	The Facilities

2.1	The Facilities

Subject to the terms of this Agreement the Lenders make available to the Borrowers a revolving credit facility in an aggregate amount equal to the Total Commitments;

2.2	Finance Parties’ rights and obligations

2.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the

Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Agent

2.3.1	Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Letter irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(a)	the Parent on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(b)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

2.3.2	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3	Purpose

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards:

3.1.1	prepayment of the Existing Facilities,

3.1.2	general corporate purposes of the Group; and

3.1.3	funding any acquisitions in the non-life run-off sector falling within the definition of “Permitted Acquisition”.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Loans

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Loan if, on or before the Utilisation Date for that Loan, the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Obligors’ Agent and the Lenders in writing promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

(b)	the Repeating Representations to be made by each Obligor are true; and

(c)	the proposed Loan would not cause the Net Worth Cover to be less than or equal to 2.0:1.
4.3	Maximum number of Loans

A Borrower (or the Parent) may not deliver a Utilisation Request if as a result of the proposed Loan more than 15 Loans would be outstanding.

5	Loans

5.1	Delivery of a Utilisation Request

A Borrower (or the Parent on its behalf) may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

5.2.1	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:
(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	it identifies the Borrower of the proposed Loan;

(c)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount); and

(d)	the proposed Interest Period complies with Clause 11 (Interest Periods).
5.2.2	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request must be the Base Currency.

5.3.2	The amount of the proposed Loan must be a minimum of US$5,000,000 or, if less, the Available Facility.

5.4	Lenders’ participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6	Repayment

6.1.1	Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

6.1.2	Any Loan remaining outstanding on the Termination Date shall be repaid in full on such date.

7	Illegality, Voluntary Prepayment and Cancellation

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Obligors’ Agent, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Obligors’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
7.2	Voluntary cancellation

Subject to Clause 7.3 (Voluntary prepayment of Loans) the Parent may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$500,000) of the Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3	Voluntary prepayment of Loans

A Borrower may, if it or the Parent gives the Agent not less than 7 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan as specified in the relevant notice (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$5,000,000 or its equivalent).

7.4	Right of cancellation and repayment in relation to a single Lender

7.4.1	If:
(a)	any sum payable to any Lender by an Obligor is required to be increased under Clause 14.2 (Tax gross-up); or

(b)	any Lender claims indemnification from the Obligors’ Agent or an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs), the Obligors’ Agent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

7.4.2	On receipt of a notice referred to in Clause 7.4.1 above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

7.4.3	On the last day of each Interest Period which ends after the Obligors’ Agent has given notice under Clause 7.4.1 above in relation to a Lender (or, if earlier, the date specified by the Obligors’ Agent in that notice), each Borrower to whom a Loan is outstanding shall repay that Lender’s participation in that Loan together with all interest and other amounts accrued under the Finance Documents.

8	Mandatory Prepayment

8.1	Exit

Upon the occurrence of a Change of Control the Facility will be cancelled and all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

8.2	Disposal and Insurance Proceeds

8.2.1	For the purposes of this Clause 8.2, Clauses 8.3 (Application of mandatory prepayments) and Clause 8.4 (Mandatory Prepayment Accounts and Holding Accounts):

Disposal: means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

Disposal Proceeds: means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:
(a)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and

(b)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).
Excluded Disposal Proceeds: means Disposal Proceeds which have been derived from a Disposal permitted by Clause 23.25 (Intra-Group transactions) or of a type described in paragraphs (a) or (b) or (c) of the definition of Permitted Disposal.

Excluded Insurance Proceeds: means any proceeds of an insurance claim which the Parent notifies the Agent are, or are to be, applied:
(a)	to meet a third party claim; or

(b)	in amelioration of the loss in respect of which the relevant insurance claim was made, in each case as soon as possible (but in any event within 180 days, or such longer period as the Majority Lenders may agree) after receipt.

Insurance Proceeds: means the proceeds of any insurance claim received by any member of the Group except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group.

8.2.2	The Parent shall ensure that the Borrowers prepay Loans in the following amounts at the times and in the order of application contemplated by Clause 8.3 (Application of mandatory prepayments):
(a)	the amount of Disposal Proceeds; and

(b)	the amount of Insurance Proceeds.
8.3	Application of mandatory prepayments

8.3.1	A prepayment made under Clause 8.2 (Disposal and Insurance Proceeds) shall be applied in prepayment of the Loans.

8.3.2	Subject to Clause 8.3.3 below, the Obligors’ Agent may elect that any prepayment under Clause 8.2 (Disposal and Insurance Proceeds) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Obligors’ Agent makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

8.3.3	If the Obligors’ Agent has made an election under Clause 8.3.2 above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

8.4	Mandatory Prepayment Accounts and Holding Accounts

8.4.1	The Obligors’ Agent shall ensure that:
(a)	Disposal Proceeds and Insurance Proceeds in respect of which the Obligors’ Agent has made an election under Clause 8.3 (Application of mandatory prepayments) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a member of the Group; and

(b)	Excluded Disposal Proceeds to be applied in replacement of assets, and Excluded Insurance Proceeds are paid into a Holding Account as soon as reasonably practicable after receipt by a member of the Group.
8.4.2	The Parent and each Borrower irrevocably authorise the Agent to apply:
(a)	amounts credited to the Mandatory Prepayment Account; and

(b)	amounts credited to the Holding Account which have not been duly applied as contemplated within 180 days of receipt of the relevant proceeds (or such longer time period as the Majority Lenders may agree), to pay amounts due and payable under Clause 8.3 (Application of mandatory prepayments) and otherwise under the Finance Documents. The Parent and each Borrower further irrevocably authorise the Agent to so apply amounts credited to the Holding Account in respect of Excluded Disposal Proceeds to be applied in replacement of assets and Excluded Insurance Proceeds whether or not 180 days have elapsed since receipt of those proceeds if a Default has occurred and is continuing. The Parent and each Borrower also irrevocably authorise the Agent to transfer any amounts credited to the Holding Account referred to in this Clause 8.4.2 to the Mandatory Prepayment Account pending payment of amounts due and payable under the Finance Documents (but if all such amounts have been paid any such amounts remaining credited to the Mandatory Prepayment Account may (unless a Default has occurred) be transferred back to the Holding Account).

8.4.3	A Lender, Security Agent or Agent with which a Mandatory Prepayment Account or Holding Account is held acknowledges and agrees that (1) interest shall accrue at normal commercial rates offered by such Lender, Security Agent or Agent in Europe on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing, and (2) each such account is subject to the Transaction Security.

8.5	Excluded proceeds

Where Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Disposal Proceeds or Excluded Insurance Proceeds), the Obligors’ Agent shall ensure that those amounts are used for that purpose and shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

9	Restrictions

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, Voluntary Prepayment and Cancellation), Clause 8.3 (Application of mandatory prepayments) or Clause 8.4 (Mandatory Prepayment Accounts and Holding Accounts) (subject to the terms of those Clauses) shall be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any prepayment fee payable under Clause 9.3 (Prepayment Fee) and any Break Costs, without premium or penalty.

9.3	Prepayment Fee

In the event that all of the Loans are prepaid pursuant to Clause 7.3 (Voluntary prepayment of Loans) as a result of a refinancing with a third party funder on or before the first anniversary of the date of this Agreement, the Parent shall pay to the Agent for the account of the Lenders a fee computed at the rate of one per cent. (1%) of the amount prepaid. Any such fee will be paid on the same date as the prepayment which causes the fee to be payable.

9.4	Reborrowing of a Facility

Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid (including any prepayment made pursuant to Clause 8.2.2) or repaid may be reborrowed in accordance with the terms of this Agreement.

9.5	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.6	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.7	Agent’s receipt of Notices

If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) or an election under Clause 8.3 (Application of mandatory prepayments), it shall promptly forward a copy of that notice or election to either the Obligors’ Agent or the affected Lender, as appropriate.

10	Interest

10.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any,
(together the Interest).

10.2	Payment of Interest

The Borrower to which a Loan has been made shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

10.3	Default interest

10.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 10.3.2 below, is 1 per cent higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

10.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent higher than the rate which would have applied if the overdue amount had not become due.
10.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Parent) of the determination of a rate of interest under this Agreement.

11	Interest Periods

11.1	Selection of Interest Periods and Terms

11.1.1	A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

11.1.2	Subject to this Clause 11, a Borrower (or the Parent) may select an Interest Period of two, three or six Months or any other period agreed between the Parent and the Agent (acting on the instructions of all the Lenders).

11.1.3	An Interest Period for a Loan shall not extend beyond the Termination Date.

11.1.4	Each Interest Period for a Loan shall start on the Utilisation Date.

11.1.5	A Loan has one Interest Period only.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12	Changes To The Calculation Of Interest

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

12.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(a)	the applicable Margin;

(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
12.2.2	In this Agreement Market Disruption Event means:
(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30 per cent of that Loan) that the cost to it of obtaining matching deposits in the London Interbank market would be in excess of LIBOR.
12.3	Alternative basis of interest or funding

12.3.1	If a Market Disruption Event occurs and the Agent or the Parent so requires, the Agent and the Obligors’ Agent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

12.3.2	Any alternative basis agreed pursuant to Clause 12.3.1 above shall, with the prior consent of all the Lenders and the Obligors’ Agent, be binding on all Parties.

12.4	Break Costs

12.4.1	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

12.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13	Fees

13.1	Commitment fee

13.1.1	The Parent shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of one point one per cent. (1.10%) per annum on the daily undrawn and uncancelled amount of the Facility during the Availability Period.

13.1.2	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2	Arrangement fee

The Parent shall pay to the Arrangers arrangement fees in the amount, manner and at the times agreed in a Fee Letter.

13.3	Agency fee

The Parent shall pay to the Agent (for its own account) an agency fee in the amount, manner and at the times agreed in a Fee Letter.

14	Tax Gross Up And Indemnities

14.1	Definitions

14.1.1	In this Agreement:
(a)	Protected Party: means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

(b)	Qualifying Lender: means:
(i)	a Lender (other than a Lender within sub-paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:
(1)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance;

(B)	a Lender which is:
(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:
(a)	a company so resident in the United Kingdom; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(3)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or
(C)	a Treaty Lender; or

(ii)	a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document).
(c)	Tax Confirmation: means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
(d)	Tax Credit: means a credit against, relief or remission for, or repayment of, any Tax.

(e)	Tax Deduction: means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

(f)	Tax Payment: means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

(g)	Treaty Lender means a Lender which:
(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.
(h)	Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

(i)	UK Non-Bank Lender means:
(i)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Part 4 of Schedule 1 (The Original Parties); and

(ii)	where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.
14.1.2	Unless a contrary indication appears, in this Clause 14 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

14.2.1	Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

14.2.2	The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction that it must make) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Parent and that Obligor.

14.2.3	If a Tax Deduction is required by law to be made by an Obligor from any payment due from it under the Finance Documents, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

14.2.4	A payment shall not be increased under Clause 14.2.3 above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:
(a)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(b)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender and:
(i)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(ii)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(c)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender and:
(i)	the relevant Lender has not given a Tax Confirmation to the Company; and

(ii)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA.
(d)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 14.2.7 below
14.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

14.2.6	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.2.7
(a)	Subject to paragraph (b) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(b)	Nothing in paragraph (a) above shall require a Treaty Lender to:
(i)	register under the HMRC DT Treaty Passport scheme;

(ii)	apply the HMRC DT Treaty Passport scheme to any Utilisation if it has so registered; or

(iii)	file Treaty forms if it has:

(A)	included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement; or

(B)	notified the Parent of its scheme reference number and its jurisdiction of tax residence.
14.2.8	A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which then wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Obligor) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Part 3 of Schedule 1 (The Original Parties).

14.2.9	If a Lender has not either:

(a)	included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Clause 14.2.8 above or paragraph (a) of Clause 14.6 (HMRC DT Treaty Passport scheme confirmation); or

(b)	notified the Parent of its scheme reference number and its jurisdiction of tax residence pursuant to paragraph (l) above, no Obligor shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in any Utilisation.

14.3	Tax indemnity

14.3.1	The Parent shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

14.3.2	Clause 14.3.1 above shall not apply:
(a)	with respect to any Tax assessed on a Finance Party:
(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost:
(i)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(ii)	would have been compensated by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 14.2.4 (Tax gross-up) applied.
14.3.3	A Protected Party making, or intending to make a claim under Clause 14.3.1 above, shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent.

14.3.4	A Protected Party shall, on receiving a payment from an Obligor under Clauses 14.3.1 to 14.3.2, notify the Agent.

14.4	Tax Credit

14.4.1	If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
14.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:
(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.
If a New Lender fails to indicate its status in accordance with this Clause 14.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Parent). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 14.5.

14.6	HMRC DT Treaty Passport scheme confirmation

14.6.1	A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which then wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Obligor) in the Transfer Certificate or Assignment Agreement which it executes by including its scheme reference number and its jurisdiction of tax residence in that Transfer Certificate or Assignment Agreement.

14.6.2	Where a New Lender includes the indication described in paragraph (a) above in the relevant Transfer Certificate or Assignment Agreement:
(a)	each Borrower which is a Party as a Borrower as at the relevant Transfer Date shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date and shall promptly provide the Lender with a copy of that filing; and

(b)	each Additional Borrower which becomes an Additional Borrower after the relevant Transfer Date shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of becoming an Additional Borrower and shall promptly provide the Lender with a copy of that filing.
14.7	Stamp taxes

The Parent shall pay and, within three Business Days of demand, indemnify each Secured Party and the Arrangers against any cost, loss or liability such Secured Party or such Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.8	Value added tax

14.8.1	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. Subject to Clause 14.8.2 below, if VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance party shall promptly provide an appropriate VAT invoice to such Party).

14.8.2	If VAT is chargeable on any supply made by any Finance Party (Supplier) to any other Finance Party (Recipient) in connection with a Finance Document, and any Party is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier, such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.

Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

15	Increased Costs

15.1	Increased costs

15.1.1	Subject to Clause 15.3 (Exceptions) the Parent shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

15.1.2	In this Agreement Increased Costs means:
(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

15.2.1	A Finance Party intending to make a claim pursuant to Clause 15.2 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

15.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

15.3.1	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 14.3 (Tax indemnity) applied);

(c)	compensated for by the payment of Mandatory Costs; or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
15.3.2	In this Clause 15 reference to a Tax Deduction has the same meaning given to the term in Clause 14.1 (Definitions).

16	Indemnities

16.1	Currency indemnity

16.1.1	If any sum due from an Obligor under the Finance Documents (Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (First Currency) in which that Sum is payable into another currency (Second Currency) for the purpose of:
(a)	making or filing a claim or proof against that Obligor; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

(c)	that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Arrangers and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (1) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (2) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
16.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

16.2.1	The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Arrangers and each other Secured Party against any cost, loss or liability incurred by it as a result of:
(a)	the occurrence or continuance of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.
16.2.2	The Parent shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the funding of an acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning that acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on Clauses 16.2.1(c) to 16.2.1(d) subject to Clause 1.8 (Third party rights) and the provisions of the Third Parties Act.

16.3	Indemnity to the Agent

The Parent shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
16.4	Indemnity to the Security Agent

16.4.1	Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:
(a)	the taking, holding, protection or enforcement of the Transaction Security;

(b)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; and

(c)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.
16.4.2	The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in Clause 16.4.1 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

17	Mitigation By The Lenders

17.1	Mitigation

17.1.1	Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15.1 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory cost formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

17.1.2	Clause 17.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

17.2.1	The Parent shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

17.2.2	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18	Guarantee and Indemnity

18.1	Each Guarantor irrevocably and unconditionally jointly and severally:
(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.
18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

18.4.1	The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any legal limitation, incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality, invalidity or frustration of any obligation of any person under any Finance Document or any other document or security;

(g)	the failure of any member of the Group to enter into or be bound by any Finance Document;

(h)	any action (or decision not to act) taken by a Finance Party (or any trustee or agent on its behalf) in accordance with Clause 18.7 (Appropriations); or

(i)	any insolvency, dissolution or similar proceedings or from any law, regulation or order.
18.5	Guarantor intent

Without prejudice to the generality of Clause 18.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

18.7.1	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.
18.8	Deferral of Guarantors’ rights

18.8.1	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:
(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.
18.8.2	If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics).

18.9	Release of Guarantors’ right of contribution

18.9.1	If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:
(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
18.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19	Costs And Expenses

19.1	Transaction expenses

The Parent shall promptly on demand pay the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including legal fees and due diligence costs) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, completion, syndication and perfection of:
(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.
19.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.13 (Change of currency), the Parent shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Security Agent’s ongoing costs

19.3.1	In the event of (1) a Default; (2) the Security Agent considering it necessary or expedient or (3) the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Parent agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Parent shall pay to the Security Agent any additional remuneration that may be agreed between them.

19.3.2	If the Security Agent and the Parent fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Parent or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Parent) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

19.4	Enforcement and preservation costs

The Parent shall, within three Business Days of demand, pay to the Arrangers and each other Secured Party on a full indemnity basis the amount of all costs and expenses (including legal, valuation, accountancy and consulting fees and commission and out of pocket expenses) and any VAT thereon incurred by it in connection with the enforcement of or the preservation of or the release of any rights under any Finance Document or any of the documents referred to in such documents in any jurisdiction and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

20	Representations

20.1	General

Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party in accordance with Clause 20.32 (Times when representations made).

20.2	Status

20.2.1	It and each of its Subsidiaries is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

20.2.2	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

20.3	Binding obligations

Subject to the Legal Reservations:
(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.
20.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group; or

(c)	any agreement or instrument binding upon it or any member of the Group or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument or would result in any liability on the part of a Finance Party to any third party or require the creation of any security interest over any asset in favour of a third party.
20.5	Power and authority

20.5.1	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

20.5.2	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

20.6	Validity and admissibility in evidence

20.6.1	All Authorisations required:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect except any Authorisation referred to in Clause 20.9 (No filing or stamp taxes), which Authorisations will be promptly obtained or effected as soon as practicable after the date of this Agreement.

20.6.2	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect and are not likely to be revoked or materially adversely amended and no notice of an intention to terminate any such Authorisation has been received by any member of the Group.

20.7	Governing law and enforcement

20.7.1	The law expressed to be the governing law in each Finance Document will be recognised and enforced in the Relevant Jurisdictions of each Obligor executing that Finance Document.

20.7.2	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

20.8	Insolvency

No:
(a)	corporate action, legal proceeding or other procedure or step described in Clause 24.7.1 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 24.8 (Creditors’ process), has been taken or, to the knowledge of the Parent, threatened in relation to a member of the Group; and none of the circumstances described in Clause 24.6 (Insolvency) applies to any member of the Group.

20.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that any Finance Document be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Transaction Security Documents which are referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document.

20.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

20.11	No default

20.11.1	No Event of Default and, on the date of this Agreement and the First Utilisation Date, no Default is continuing or is reasonably likely to result from the making of any Loan or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

20.11.2	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

20.12	No misleading information

20.12.1	Any written factual information provided to the Agent by any Obligor was true and accurate in all material respects as at the date the information is expressed to be given.

20.12.2	Any financial projection or forecast provided to the Agent by any Obligor has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date the projection or forecast was provided) and arrived at after careful consideration.

20.12.3	The expressions of opinion or intention provided by or on behalf of an Obligor to the Agent in any report or document were made after careful consideration and (as at the date of the report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.

20.12.4	No event or circumstance has occurred or arisen and no information has been omitted from any report or document provided to the Agent by any Obligor and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the relevant report being untrue or misleading in any material respect.

20.12.5	All material information provided to a Finance Party by or on behalf of the Parent or any Obligor in connection with any acquisition permitted under this Agreement and/or the relevant Target Group at the time such information is provided and not superseded before that date is accurate and not misleading in any material respect and all projections provided to any Finance Party at the time such information is provided have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

20.12.6	All other written information provided by any Obligor or any member of the Group (including its advisers) to a Finance Party or the provider of any report was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

20.12.7	As at the date of this Agreement, there has been no insurance claim since the date of the most recent valuation of insurance liabilities report that would or, if adversely determined, is reasonably likely to, have a Material Adverse Effect.

20.12.8	As at the date of this Agreement, there are no negative marked-to-market outstandings under any existing Treasury Transactions entered into by or on behalf of any member of the Group that would have a Material Adverse Effect.

20.13	Original Financial Statements

20.13.1	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Agent in writing to the contrary.

20.13.2	Its Original Financial Statements prior to them having been audited fairly represent its financial condition and results of operations for the relevant period unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

20.13.3	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent) since the date of the Original Financial Statements.

20.13.4	Its most recent financial statements delivered pursuant to Clause 21.2 (Financial statements):
(a)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(b)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.
20.13.5	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared.

20.13.6	Since the date of the most recent financial statements delivered pursuant to Clause 21.2 (Financial statements) there has been no material adverse change in the business, assets or financial condition of the Group.

20.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect, have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

20.15	No breach of laws

20.15.1	It has not (and none of its Subsidiaries has) has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

20.15.2	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

20.16	Taxation

20.16.1	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of US$1,000,000 (or its equivalent in any other currency) or more.

20.16.2	No claims or investigations are being or are reasonably likely to be made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group of US$1,000,000 (or its equivalent in any other currency) or more is reasonably likely to arise.

20.16.3	It is resident for Tax purposes only in the jurisdiction of its incorporation.

20.17	Security and Financial Indebtedness

20.17.1	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

20.17.2	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

20.18	Ranking

The Transaction Security ranks or will rank prior to all other Security other than Permitted Security.

20.19	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

20.20	Legal and beneficial ownership

20.20.1	It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security to the Security Agent.

20.20.2	All the issued shares of the relevant Target are legally and beneficially owned by the relevant member of the Group (following the completion of the relevant acquisition) free from any claims, third party rights or competing interests.

20.21	Ownership

Each of the Obligors is a direct or indirect wholly-owned subsidiary of the Parent.

20.22	Shares

The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the

Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group (including any option or right of pre-emption or conversion). There is no Security or other restrictions in existence that may attach to any dividends or other distributions that may be made in respect of any shares of any member of the Group.

20.23	Intellectual Property

It and each of its Subsidiaries:
(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it to the extent that failure to do so has or is reasonably likely to have a Material Adverse Effect.
20.24	Group Structure Chart

20.24.1	The Group Structure Chart is true, complete and accurate in all material respects and shows the following information:
(a)	each member of the Group, including current name and (if applicable) company registration number, its jurisdiction of incorporation and/or establishment, a list of shareholders and indicating whether a company is not a company with limited liability; and

(b)	all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.
20.24.2	All necessary intra-Group loans, transfers, share exchanges and other steps resulting in the final Group structure are set out in the Group Structure Chart and have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

20.25	Financial Year end

The end of the Financial Year for each member of the Group is 31 December.

20.26	Insurance

There has been no non-disclosure, misrepresentation or breach of any term of any material insurance policy which would entitle any insurer to repudiate, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of any member of the Group.

20.27	Centre of main interests and establishments

In relation to each Obligor incorporated in a member state of the European Union, for the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

20.28	Immunity

20.28.1	The execution by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute private and commercial acts performed for private and commercial purposes.

20.28.2	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its Relevant Jurisdictions in relation to any Finance Document.

20.29	No adverse consequences

20.29.1	It is not necessary under the laws of its Relevant Jurisdictions:
(a)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(b)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

20.29.2	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

20.30	Pensions

Each member of the Group is in compliance in all material respects with all applicable laws, regulations and contracts relating to the provision of pension schemes and any pension scheme(s) it operates or participates in. All contributions due to be paid to each such pension scheme have been paid.

20.31	Net Worth

On the date of this Agreement, the Consolidated Tangible Net Worth of the Parent is not less than US$750,000,000.

20.32	Times when representations made

20.32.1	All the representations and warranties in this Clause 20 are made by each Original Obligor on the date of this Agreement.

20.32.2	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date, on the first day of each Interest Period and, if an Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of that Interest Period (except that those contained in Clauses 20.13.1 to 20.13.4 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

20.32.3	All the representations and warranties in this Clause 20:
(a)	are deemed to be made by the Parent and each Additional Obligor on the day on which that Additional Obligor becomes (or it is proposed that it becomes) an Additional Obligor;

(b)	(except Clause 20.12 (No misleading information), Clause 20.24 (Group Structure Chart), and Clause 20.29 (No adverse consequences)) are deemed to be made by any other Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.
20.32.4	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21	Information Undertakings

21.1	General

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 21:
(a)	Annual Financial Statements: means the financial statements for a Financial Year delivered pursuant to Clause 21.2 (Financial statements).

(b)	Quarterly Financial Statements: means the financial statements for a Financial Quarter delivered pursuant to Clause 21.2 (Financial statements).
21.2	Financial statements

21.2.1	The Parent shall procure that each Obligor and/or each Material Company, as applicable, shall deliver to the Agent in sufficient copies for all the Lenders:
(a)	as soon as they are available, but in any event within 120 days (or 75 days in respect of the Parent) after the end of each of its Financial Years:
(i)	the audited consolidated financial statements of Cumberland Holdings Limited and each Obligor for that Financial Year or, if such person is not required to produce consolidated audited financial statements and has not done so for that Financial Year, its consolidated management schedules for such Financial Year provided that any such person must provide audited consolidated financial statements if the Agent so requests;

(ii)	the audited financial statements of each Obligor and each Material Company for that Financial Year; and

(iii)	the audited financial statements of any other member of the Group for that Financial Year if requested by the Agent;
(b)	as soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years the consolidated and unconsolidated financial statements of each Obligor for that Financial Quarter, to include:

(i)	(in the case of the Parent only) details of all Disposal Proceeds as defined in Clause 8.2 (Disposal and Insurance Proceeds);

(ii)	(in the case of the Parent only) details of all surpluses in any fund or funds of each member of the Group which is an insurance company;

(iii)	(in the case of the Parent only) a summary of cash realisations of each member of each relevant Target Group (as appropriate) following the relevant acquisition;

(iv)	(in the case of the Parent only) details of the proceeds of the cash realisations of each member of each relevant Target Group following the relevant acquisition;

(v)	a discussion of major incurred claims movements with appropriate narrative;
(c)	as soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years:
(i)	a written breakdown of all reinsurance and retrocession balances of the Group at the end of that Financial Quarter including details of the counterparty from whom such balances are owed, an ageing of such balances, and details of any movements in any receivables and recoveries made during such period; and

(ii)	details of any bad debt or other provisions held by a member of the Group at the end of that Financial Quarter including details of changes made in relation to such bad debts or other provisions together with the reasons for such provisions being made;
(d)	as soon as it is available but in any event within 60 days after the start of each of its Financial Years an actuarial review conducted by a duly qualified independent actuarial company.
21.3	Provision and contents of Compliance Certificate

21.3.1	The Parent shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

21.3.2	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants) including confirmation that the Parent is in compliance with Clause 22.2.1(e) (Requisite Rating).

21.3.3	Each Compliance Certificate shall be signed by two directors one of whom must be the Chief Financial Officer of the Group and, if required to be delivered with the consolidated Annual Financial Statements of the Parent, shall be reported on by the Parent’s Auditors in the form agreed by the Parent and the Majority Lenders.

21.4	Requirements as to financial statements

21.4.1	The Parent shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Parent shall procure that:

(a)	each set of Annual Financial Statements shall where required be audited by the Auditors;

(b)	each set of Quarterly Financial Statements of the Parent includes:
(i)	a cashflow forecast (comprising the Capital Release Schedule) in respect of the Group relating to the twelve month period commencing at the end of the relevant Financial Quarter;

(ii)	a statement by the directors of the Parent commenting on the performance of the Group for the quarter to which the financial statements relate and the Financial Year to date and any material developments or material proposals affecting the Group or its business; and

(iii)	a report setting out, in respect of each Regulated Insurance Entity: (i) its capital resources; (ii) its Pillar 1 Capital Requirement; (iii) its ICA Capital Requirement; (iv) its ICG Capital Requirement; and (v) any deductions made from its capital resources when determining its compliance with its ICA Capital Requirement or its ICG Capital Requirement.
21.4.2	Each set of financial statements delivered pursuant to Clause 21.2 (Financial Statements):
(a)	shall be certified by the Chief Financial Officer of the Parent as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), the financial condition and operations of the relevant person or persons covered by those financial statements as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(b)	in the case of consolidated financial statements of the Group, shall be accompanied by a statement by the Chief Financial Officer of the Parent comparing actual performance for the period to which the financial statements relate to:
(i)	the projected performance for that period set out in the Budget; and

(ii)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and
(c)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements of the Obligor or other member of the Group concerned, unless, in relation to any set of financial statements, the Parent notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and its Auditors (or, if appropriate, the Auditors of the Obligor) deliver to the Agent:
(i)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Original Financial Statements of the

Obligor or other member of the Group concerned were prepared; and
(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements of the Obligor or other member of the Group concerned.
Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
21.4.3	If the Agent receives a report from the Parent’s Auditors pursuant to Clause 21.4.2(c) above, the Majority Lenders (in consultation with the Parent and the Auditors) may require such changes to the covenants set out in Clause 22 (Financial Covenants) as are necessary solely to reflect the changes notified to them.

21.4.4	If the Agent wishes to discuss the financial position of any member of the Group with the Auditors, the Agent may notify the Parent, stating the questions or issues which the Agent wishes to discuss with the Auditors. In this event, the Parent must ensure that the Auditors are authorised (at the expense of the Parent):
(a)	to discuss the financial position of each member of the Group with the Agent on request from the Agent;

(b)	to verify any financial information required by the Finance Documents to be provided to the Agent;

(c)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request; and

(d)	to verify any figures required to calculate the financial covenants in Clause 22 (Financial covenants).
21.5	Budget
(a)	The Parent shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event not less than 60 days after the start of each of its Financial Years, an annual Budget for that Financial Year.

(b)	The Parent shall ensure that each Budget:
(i)	is in a format reasonably acceptable to the Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group, projected financial covenant calculations, Capital Expenditure to be incurred and its anticipated timing and a Capital Release Schedule;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 21.2 (Financial statements); and

(iii)	has been approved by the board of directors of the Parent.

(c)	If the Parent updates or changes the Budget, it shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.
21.6	Presentations

Once in every Financial Year, or more frequently if requested to do so by the Agent if a Lender reasonably suspects a Default is continuing or may have occurred or may occur, at least two directors of the Parent (one of whom shall be the Chief Financial Officer of the Parent) must give a presentation to the Finance Parties in London about the on-going business and financial performance of the Group.

21.7	Year-end

21.7.1	The Parent shall procure that the end of each Financial Year of each member of the Group falls on 31 December.

21.7.2	The Parent shall procure that each quarterly accounting period and each Financial Quarter of each member of the Group ends on a Quarter Date.

21.8	Information: miscellaneous

21.8.1	The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	within 30 days after submission to the relevant governmental on regulatory authority, all returns required to be prepared by any member of the Group in accordance with any applicable law, rule, regulation or direction of the Bermuda Monetary Authority, the FSA or any other governmental or regulatory authority including, without limitation, copies of: (i) FSA Returns; (ii) the Group Capital Resources Report; and (iii) Close Links Report;

(b)	at the same time as they are dispatched, copies of all documents dispatched by the Parent to its shareholders generally (or any class of them) or dispatched by the Parent or any Obligors to its creditors generally (or any class of them);

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined would involve a liability, or a potential or alleged liability, exceeding US$2,000,000 (or its equivalent in other currencies);

(d)	written notice of any business or transaction undertaken by the Borrower or any member of the Group involving (directly or indirectly) any of Sudan, Iran, Myanmar (Burma), Cuba, North Korea or Syria, to the extent possible in advance of, and in any event promptly upon, the Borrower or such member of the Group commencing such business or transaction, together with sufficient details of such business or transaction as any Finance Party may require to satisfy any sanctions-related laws, regulations or requirements to which it is subject;

(e)	promptly, copies of any correspondence, documentation or other communication dispatched by or to the FSA or other relevant regulatory body in respect of any member of the Group’s regulatory capital requirements

(f)	promptly, copies of any agreement for the acquisition or disposal of a Subsidiary or for an insurance business transfer to or from any member of the Group, together with copies of all documents sent to policyholders in connection with any such insurance business transfer;

(g)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(h)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement and an up to date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation)) as any Finance Party through the Agent may reasonably request.
21.8.2	The Parent shall give at least five Business Days’ written notice to the Security Agent of any proposal by the Parent or the directors of the Parent to appoint an administrator. The notice shall comply with the requirements of paragraph 26(3) of Schedule B1 of the Insolvency Act 1986.

21.9	Notification of default

21.9.1	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

21.9.2	Promptly upon a request by the Agent, the Parent shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.10	“Know your customer” checks

21.10.1	If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

(d)	obliges the Agent or any Lender (or, in the case of Clause 21.10.1(c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall (and the Parent shall ensure that each Obligor shall) promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 21.10.1(c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in Clause 21.10.1(c) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.
21.10.2	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Finance Documents.

21.10.3	The Parent shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 26 (Changes to the Obligors).

21.10.4	Following the giving of any notice pursuant to Clause 21.10.3 above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent, or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other checks in relation to any relevant person pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

22	Financial Covenants

22.1	Financial definitions

In this Clause 22:

Consolidated Tangible Net Worth: means, at any time, the aggregate of the Equity Shareholders Funds of a company on the last day of the Relevant Period minus (i) the aggregate of the Permitted Financial Indebtedness; (ii) any liabilities incurred by the company in the ordinary course of its business but not paid on the last day of the Relevant Period; (iii) any assets or monies that may be required to cover the cost of forecast redundancies within the Group; (iv) any loans between members of the Group included as an asset on the balance sheet of that company; and (v) any goodwill, Intellectual Property or other intangible assets included in the calculation of Equity Shareholder Funds for that company.

Equity Shareholders Funds: means the aggregate amount of paid up or credited as paid up on the issued share capital of a company (including on the share premium account) directly or indirectly owned by an Obligor and of the amounts standing to the credit of revenue reserves of a company referable to the ownership of an Obligor, excluding in each case, for the avoidance of doubt, any minority interests.

Facility Debt: means on the last day of the Relevant Period, the aggregate of the Group’s consolidated Financial Indebtedness in respect of the Facility.

Financial Quarter: means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

Financial Year: means each period of twelve months ending on 31 December.

Gearing Ratio: means, in respect of any Relevant Period, the ratio of the consolidated Financial Indebtedness of the Parent on the last day of that Relevant Period to its Consolidated Tangible Net Worth in respect of that Relevant Period.

Net Worth Cover: means the ratio of the aggregate Consolidated Tangible Net Worth of all the Material Companies (except Enstar Australia Holdings Pty Limited and AG Australia Holdings Limited) to Facility Debt.

Quarter Date: means each of 31 March, 30 June, 30 September and 31 December.

Regulated Entity means each of the Material Companies which is a Regulated Insurance Entity.

Regulatory Cover: means, in relation a Regulated Entity, the ratio of the capital resources of the Regulated Entity as determined in accordance with Section 2.2 of the Integrated Prudential Sourcebook for Insurers as amended from time to time (including as required to meet solvency requirements) or, if appropriate, any equivalent documentation, guidance or regulation in any other jurisdiction to the capital resources requirement of the Regulated Entity as determined in accordance with Section 2.1 of the Integrated Prudential Sourcebook for Insurers as amended from time to time (including as required to meet solvency requirements) or, if appropriate, any equivalent documentation, guidance or regulation in any other jurisdiction.

Relevant Period: means:
(a)	for the purposes of any calculation in a Compliance Certificate to be delivered pursuant to Clause 21.3 (Provision and contents of Compliance Certificate) each period of twelve months (or, if shorter, the period from the date of this Agreement) ending on each Quarter Date; and

(b)	for all other purposes each period of twelve months ending on the relevant calculation date.
22.2	Financial condition

22.2.1	The Parent shall ensure that:
(a)	Borrower Net Worth: The Consolidated Tangible Net Worth of the Parent shall at all times be more than US$750,000,000.

(b)	Borrower Gearing Ratio: The Gearing Ratio shall not at any time be more than 0.5:1.

(c)	Regulatory Cover: Regulatory Cover of each Regulated Entity shall at all time be more than 1.1:1;

(d)	Net Worth Cover: Net Worth Cover shall at all time be more than 2.0:1;

(e)	Requisite Rating:
(i)	The average rating of the aggregate investment portfolio (determined by reference to the individual rating given by the Rating Agency to each investment) of the Material Companies shall not at any time be less than A-;

(ii)	the short term rating and/or long term rating of investments as determined by the Rating Agency for at least 87.5% of the total value of the investments held by the Material Companies have a rating of not less than BBB or are held in cash and no investments are advised by J.C. Flowers & Co. LLC or its associated parties, and provided that in each case no investment shall be held in asset backed securities, CDOs or other structured products.
22.3	Financial testing

22.3.1	The financial covenants set out in Clauses 22.2.1(a) (Borrower Net Worth) to 22.2.1(e) (Requisite Rating) shall be calculated in accordance with the Accounting Principles and tested first by reference to the Quarterly Financial Statements and where available, by reference to the Annual Financial Statements (each delivered in accordance with Clause 21.2(a) and (b) (Financial Statements) and each Compliance Certificate delivered pursuant to Clause 21.3 (Provision and contents of Compliance Certificate)).

22.3.2	No item shall be deducted or credited more than once in any calculation.

22.3.3	Where an amount in any financial statement or Compliance Certificate is not denominated in US Dollars, it shall be converted into US Dollars at the rate specified in the financial statements so long as such rate has been set in accordance with the Accounting Principles.

22.3.4	The financial covenants in Clauses 22.2.1(a) (Borrower Net Worth) to 22.2.1(e) (Requisite Rating) of Clause 22.2 (Financial condition) shall apply on a continuing basis but shall be tested on each Quarter Date commencing with the 30 June 2011 Quarter Date.

22.4	Equity cure-Regulatory Cover

22.4.1	No Event of Default under Clause 24.2 (Financial Covenants and other obligations) in relation to Clauses 22.2.1(c) (Regulatory Cover) will occur if:
(a)	the proceeds of an additional contributed surplus or any Permitted Share Issue permitted by paragraph (b) of the definition of that term (which are designated in writing by the Parent to the Agent as being provided for the purpose of this Clause 22.4 (Equity cure-Regulatory Cover)) and/or any debt (subordinated on terms approved by the Agent acting reasonably) (in each case the New Regulatory Investment) is invested in the relevant Regulated Entity within 5 Business Days of the date on which the Parent becomes aware of a breach of Clause 22.2.1(c) (Regulatory Cover).

(b)	promptly following receipt by the relevant Regulated Entity of the proceeds of such New Regulatory Investment (and in any event prior to the expiry of such 5 Business Day period), a certificate signed by the finance director of the Parent is delivered to the Agent confirming that on recalculating the Regulatory Cover financial covenant set out in Clause 22.2.1(c) (Regulatory Cover) would be complied with and attaching reasonable details of such calculations.
22.5	Equity cure- Net Worth Cover

No Event of Default under Clause 24.2 (Financial Covenants and other obligations) in relation to Clauses 22.2.1(d) (Net Worth Cover) will occur if:

(a)	the proceeds of an additional contributed surplus or any Permitted Share Issue permitted by paragraph (b) of the definition of that term (which are designated in writing by the Parent to the Agent as being provided for the purpose of this Clause 22.5) and/or any debt (subordinated on terms approved by the Agent acting reasonably) (in each case the New Investment) is invested in a Material Company whose shares are subject to the Transaction Security within 5 Business Days of the date on which the Parent becomes aware of a breach of Clause 22.2.1(d) (Net Worth Cover).

(b)	promptly following receipt by the relevant Material Company of the proceeds of such New Investment (and in any event prior to the expiry of such 5 Business Day period), a certificate signed by the finance director of the Parent is delivered to the Agent confirming that on recalculating the Net Worth Cover financial covenant set out in Clause 22.2.1(d) (Net Worth Cover) for the period (and for these purposes the amount of the New Investment shall be included in calculating Consolidated Tangible Net Worth) in respect of which the breach arose, and on the basis that the New Investment is deemed to have been made immediately prior to the relevant Quarter Date, such financial covenant would be complied with (and such certificate shall attach reasonable details of such calculations).
No more than two New Investments may be made until the Termination Date and no two New Investments may be made in consecutive Financial Quarters.

23	General Undertakings

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations

Each Obligor shall (and the Parent shall ensure that each Material Company will) promptly:

(a) obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b) supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to enable it to: (i) perform its obligations under the Finance Documents; (ii) ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and (iii) carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.2	Compliance with laws

Each Obligor shall (and the Parent shall ensure that each Material Company will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

23.3	Taxation

23.3.1	Each Obligor shall (and the Parent shall ensure that each Material Company will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them have been disclosed in its latest financial statements delivered to the Agent under Clause 21.2.1(a) (Financial statements); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
23.3.2	No member of the Group may change its residence for Tax purposes.

23.4	Merger

Other than in the case of a Permitted Transaction which is referred to in paragraphs (a) and (c) of the definition of that term, no Obligor shall (and the Parent shall ensure that no Material Company will) enter into (or agree to enter into) any amalgamation, demerger, merger, consolidation or corporate reconstruction other than any solvent liquidation or reorganisation.

23.5	Change of business and Investment Policy
(a)	The Parent shall procure that no substantial change is made to the general nature of the business of the Parent or the Group taken as a whole from that carried on at the date of this Agreement.

(b)	The Parent shall procure that:
(i)	no change is made to the Investment Policy in effect as at the date of this Agreement without the consent of the Agent; and

(ii)	that all investments made by the Group comply with the Investment Policy (upon making the investment and thereafter).
23.6	Acquisitions

23.6.1	Except as permitted under Clause 23.6.2 below, no Obligor shall (and the Parent shall ensure that no Material Company will) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them).

23.6.2	Clause 23.6.1 above does not apply to:
(a)	a Permitted Acquisition; or

(b)	an acquisition of an insurance company, business or undertaking other than where the underlying insurance exposures of such insurance company, business or undertaking are represented by life business.
23.7	Joint ventures

No Obligor shall (and the Parent shall ensure that no Material Company will):
(a)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(b)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

23.8	Holding Companies

No Obligor other than the Parent shall trade, carry on any business, own any assets or incur any liabilities except for:
(a)	the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments;

(c)	incurring Financial Indebtedness in respect of a Permitted Loan falling within paragraph (d) of the definition of “Permitted Loan” and the making of loans falling with paragraphs (d) or (f) of the definition of “Permitted Loan”; or

(d)	any liabilities under the Finance Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company, and this Clause shall prevail if but for this Clause a transaction would otherwise be a Permitted Disposal, Permitted Financial Indebtedness, a Permitted Guarantee, a Permitted Loan, Permitted Security or a Permitted Transaction or be permitted by Clause 23.25 (Intra-Group Transactions).
23.9	Preservation of assets

Each Obligor shall (and the Parent shall ensure that each Material Company will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business if failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.10	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

23.11	Negative pledge

23.11.1	Except as permitted under Clause 23.11.2 below:
(a)	No Obligor shall (and the Parent shall ensure that no Material Company will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Parent shall ensure that no Material Company will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset. A transaction referred to in this paragraph (c) is termed Quasi-Security.
23.11.2	Clause 23.11.1 above does not apply to any Security or (as the case may be) Quasi-Security, which is:
(i)	Permitted Security; or

(ii)	given under the Finance Documents.
23.12	Disposals

23.12.1	Except as permitted under Clause 23.12.2 below, no Obligor shall (and the Parent shall ensure that no Material Company will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, surrender, set-off, transfer, licence or otherwise dispose of any asset.

23.12.2	Clause 22.12.1 above does not apply to any sale, lease, transfer or other disposal which is:
(a)	a Permitted Disposal;

(b)	a Permitted Transaction which is referred to in paragraph (a) of the definition of that term

(c)	a Permitted Transfer.
23.13	Arm’s length basis

23.13.1	Except as permitted by Clause 23.13.2 below, no Obligor shall (and the Parent shall ensure no Material Company will) enter into any transaction with any person except on bona fide arm’s length terms.

23.13.2	The following transactions shall not be a breach of Clause 23.13.1:
(a)	intra-Group transactions permitted under Clause 23.25 (Intra-Group transactions); and

(b)	fees, costs and expenses payable under the Finance Documents in the amounts set out in the Finance Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent.
23.14	Loans or credit

23.14.1	Except as permitted under Clause 23.14.2 below, no Obligor shall (and the Parent shall ensure that no Material Company will) be a creditor in respect of any Financial Indebtedness.

23.14.2	Clause 23.14.1 above does not apply to:
(a)	a Permitted Loan; or

(b)	a Permitted Transaction which is referred to in paragraph (a) of the definition of that term.

23.15	No Guarantees or indemnities

23.15.1	Except as permitted under Clause 23.15.2 below, no Obligor shall (and the Parent shall ensure that no Material Company will) incur or allow to remain outstanding any guarantee, bond or indemnity in respect of any obligation of any person.

23.15.2	Clause 23.15.1 above does not apply to a guarantee which is:
(a)	a Permitted Guarantee; or

(b)	a Permitted Transaction which is referred to in paragraph (a) of the definition of that term.
23.16	Financial Indebtedness

23.16.1	Except as permitted under Clause 23.16.3 below, no Obligor shall (and the Parent shall ensure that no Material Company will) incur or allow to remain outstanding any Financial Indebtedness.

23.16.2	No Obligor may (and the Parent shall ensure that no Material Company shall) repay any Financial Indebtedness owed to any person that is not an Obligor or a Material Company (other than the Existing Facilities) with the proceeds of any loan, dividend, distribution or other payment received by it from any Obligor or Material Company.

23.16.3	Clause 23.16.1 above does not apply to Financial Indebtedness which is:
(a)	Permitted Financial Indebtedness;

(b)	contemplated by paragraph (a) of the definition of Permitted Transaction; or

(c)	incurred by the Parent.
23.17	Share capital

No Obligor shall (and the Parent shall ensure no Material Company will) issue any shares except pursuant to a Permitted Share Issue.

23.18	Pensions

23.18.1	The Parent shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group incorporated in the United Kingdom and/or any of their employees are funded in accordance with the requirements of the Pensions Act 1995 in relation to the minimum funding requirement (where the scheme is subject to the minimum funding requirement under that Act) and in accordance with the requirements of the Pensions Act 2004 in relation to the statutory funding objective (where the scheme is subject to the statutory funding objective under that Act) and that no action or omission is taken by any such member of the Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any such member of such a pension scheme).

23.18.2	Except for the pension schemes (if any) for the time being operated by the Parent or in which it participates, the Parent shall ensure that no member of the Group incorporated in the United Kingdom is or has been at any time an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are under in Sections 39 or 43 of the Pensions Act 2004) such an employer.
23.18.3	The Parent shall ensure that each member of the Group incorporated outside the United Kingdom is in compliance in all material respects with all applicable laws, regulations and contracts relating to the provision of pension schemes and any pension scheme(s) it operates or participates in.

23.18.4	The Parent shall deliver to the Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Parent), actuarial reports in relation to all pension schemes mentioned in Clause 23.18.1 and 23.18.3 above.

23.18.5	The Parent shall promptly notify the Agent of any material change in the rate of contributions to any pension schemes mentioned in Clause 23.18.1 or 23.18.3 above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

23.19	Access

Each Obligor shall, and the Parent shall ensure that each Material Company will (not more than once in every Financial Year unless the Agent reasonably suspects a Default is continuing or may occur), permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with Richard Harris, David Rocke and Gareth Nokes.

23.20	Intellectual Property

23.20.1	Each Obligor shall and the Parent shall procure that each Material Company will:
(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for its business;

(b)	use reasonable endeavours (including the institution of legal proceedings) to prevent any infringement in any material respect of the Intellectual Property;

(c)	promptly notify the Agent if it becomes aware of any infringement or challenge to the validity, enforceability or ownership of any Intellectual Property and supply the Security Agent with all information relating to it which is reasonably requested by the Agent;

(d)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(e)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of that Intellectual Property or imperil the right of any member of the Group to use such property; and

(f)	not discontinue the use of the Specified Intellectual Property (as defined in any Transaction Security Document),

where failure to do so in the case of Clauses 23.20.1(a), 23.20.1(b) and 23.20.1(d) above, or, in the case of Clauses 23.20.1(e) and 23.20.1(f) above, such use, permission to use, omission or discontinuation is reasonably likely to have a Material Adverse Effect.
23.20.2	Failure to comply with any part of Clause 23.20.1 above shall not be a breach of Clause 23.20.1 to the extent that any dealing with Intellectual Property which would otherwise be a breach of Clause 23.20.1 is contemplated by paragraph (a) of the definition of Permitted Transaction.

23.21	Amendments

23.21.1	No Obligor shall (and the Parent shall ensure that no other Obligor or member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Finance Document, the constitutional documents of any company whose shares are subject to the Transaction Security or any other document delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) or Clause 26 (Changes to the Obligors) or enter into any agreement with any shareholders of the Parent except in writing in a way which could not reasonably be expected to materially and adversely affect the interests of the Lender and would not change the date, amount or method of payment of the dividends on the Parent’s shares.

23.21.2	The Parent shall promptly supply to the Agent a copy of any document relating to any of the matters referred to in Clause 23.21.1 above.

23.22	Financial assistance

Each Obligor shall (and the Parent shall procure each Material Company will) comply in all respects with any legislation governing the granting of financial assistance in its jurisdiction of incorporation including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

23.23	Treasury Transactions

No Obligor shall (and the Parent shall procure that no Material Company will) enter into any Treasury Transaction except for the forward exchange contract entered into between Cumberland Holdings Limited and National Australia Bank Limited prior to the date of this Agreement.

23.24	Further assurance

23.24.1	Each Obligor shall (and the Parent shall procure that each Material Company will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify and in such form as the Security Agent may reasonably require (in favour of the Security Agent or its nominee(s)) in order to:
(a)	perfect or protect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(b)	confer on the Security Agent or confer on the Finance Parties, Security over any property and assets of that Obligor located in any jurisdiction which is (to the extent permitted by local law) equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(c)	facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.
23.24.2	Each Obligor shall (and the Parent shall procure that each Material Company shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

23.25	Intra-Group transactions

23.25.1	Without the prior consent of the Agent, no Obligor or Material Company may enter into any transaction (whether by way of disposal, investment, loan, borrowing, guarantee or otherwise) with, or in respect of the obligations of, any other member of the Group save and except where such transaction is a Permitted Transaction, a Permitted Disposal, Permitted Financial Indebtedness, a Permitted Guarantee or a Permitted Loan and is not unlawful under any law or regulation in any relevant jurisdiction including under any applicable financial assistance legislation.

23.25.2	If the relevant intra-Group transaction contemplated by Clause 23.25.1 above is a disposal of assets from one Obligor to another and if Transaction Security had been granted by the Obligor disposing of such asset then the asset must be either transferred subject to such Security or the acquiring Obligor must grant equivalent Security over that asset in favour of the Security Agent.

23.26	Dividends and share redemption

No Obligor will (and the Parent will ensure that no Material Company will):
(a)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or any additional paid in capital;

(b)	repay or distribute any dividend or share premium reserve;

(c)	pay or allow any Material Company pay any management, advisory or other fee to or to the order of any of the shareholders of the Parent; or

(d)	redeem, repurchase, defease, retire, reduce, cancel or repay any of its share capital or resolve to do so, except for:
(i)	a dividend, charge, fee or other distribution to the Parent or any of its wholly owned Subsidiaries; or

(ii)	a dividend or other distribution by the Parent provided that:

(A)	at the time such dividend or distribution is declared no Default is continuing; and

(B)	the payment of that dividend or distribution would not cause (x) the Net Worth Cover to be less than or equal to 2.0:1 or (y) the Consolidated Tangible Net Worth of the Parent to be less than or equal to US$750,000,000.
23.27	Regulatory Compliance

Each Obligor shall observe and comply with all applicable acts, byelaws and regulations (including, without limitation, under the Financial Services and Markets Act 2000 (and related subordinate legislation) and the FSA Handbook (as amended from time to time) and any conditions or requirements prescribed under any applicable acts, byelaws and regulations), the failure to observe or comply with which would reasonably be expected to have a Material Adverse Effect.

23.28	Insurance
(a)	Each Obligor shall (and the Parent shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.
23.29	Transfer of Capital Release Amount

On each date on which the Capital Release Amount in relation to any relevant member of the Group is greater than zero, each Obligor shall (and shall procure that each member of the Group shall) procure that an amount equal to the relevant Capital Release Amount on that date is promptly transferred to the CRA Account of the Parent by way of dividend, loan or otherwise (subject to the other provisions of this Agreement).

24	Events Of Default

Each of the events or circumstances set out in this Clause 24 is an (Event of Default).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document in the manner in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error by a bank in the transmission of funds; or

(ii)	a Disruption Event; and
(b)	payment is made within 5 Business Days of its due date.
24.2	Financial covenants and other obligations

24.2.1	Any requirement of Clause 22 (Financial Covenants) is not satisfied.

24.2.2	An Obligor does not comply with the provisions of Clauses 21 (Information Undertakings), Clause 23.4 (Merger) to 23.8 (Holding Companies) (inclusive), Clauses 23.11 (Negative pledge) to 23.18 (Pensions) (inclusive), or Clause 23.21 (Amendments).

24.2.3	An Obligor does not comply with any provision of any Transaction Security Document.

24.3	Other obligations

24.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants and other obligations)).

24.3.2	No Event of Default under Clause 24.3.1 above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days after the earlier of the Agent giving notice to the Parent or relevant Obligor or the Parent or an Obligor becoming aware of the failure to comply.

24.4	Misrepresentation

24.4.1	Any representation, warranty or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

24.4.2	No Event of Default under Clause 24.4.1 above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days after the earlier of the Agent giving notice to the Obligor’s Agent or relevant Obligor or the Obligor’s Agent or an Obligor becoming aware of the failure to comply.

24.5	Cross default

24.5.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

24.5.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

24.5.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

24.5.4	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

24.5.5	No Event of Default will occur under this Clauses 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 24.5.1 to 24.5.4 above is less than:
(a)	US$10,000,000, in respect of the Parent;

(b)	zero, in respect of any Obligor (other than the Parent) or Material Company; or

(c)	US$5,000,000, in respect of any other member of the Group.
24.6	Insolvency

24.6.1	An Obligor or any member of the Group is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

24.6.2	The value of the assets of any Obligor or any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

24.6.3	A moratorium is declared in respect of any indebtedness of any Obligor or any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

24.7	Insolvency proceedings

24.7.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any member of the Group;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or any member of the Group;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any Obligor or any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.
24.7.2	Clause 24.7.1 above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement, or, if earlier, the date on which it is advertised.

24.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of an Obligor or a member of the Group having an aggregate value of US$5,000,000 or more and is not discharged within 7 days.

24.9	Unlawfulness and invalidity

24.9.1	It is or becomes unlawful for an Obligor, to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

24.9.2	Any obligation or obligations of any Obligor under any Finance Document are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

24.9.3	Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

24.10	Cessation of business

Any Obligor or any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a disposal which is a Permitted Disposal or a Permitted Transaction which is contemplated in paragraph (a) of the definition of that term.

24.11	Change of ownership

An Obligor (other than the Parent) ceases to be a wholly-owned Subsidiary of the Parent.

24.12	Amending Constitutional Documents

Any Borrower amends, varies, supplements, supersedes, waives or terminates any provision of its Constitutional Documents which could adversely affect the interests of the Finance Parties without the prior written consent of the Majority Lenders.

24.13	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Parent.

24.14	Expropriation

The authority or ability of any Obligor or any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any member of the Group or any of its assets.

24.15	Repudiation and rescission of agreements

An Obligor (or any other relevant party other than a Finance Party) or the Shareholder rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

24.16	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any Obligor or any member of the Group or its assets and which if successful would be reasonably likely to have a Material Adverse Effect.

24.17	Regulatory Sanctions

Any fine, levy or sanctions are imposed upon any member of the Group by the FSA or by any equivalent regulatory authority in any other jurisdiction or under FSMA or any equivalent legislation or regulation in any other jurisdiction which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

24.18	Cessation of licences
(a)	The cessation, variation or imposition of limitations (for any reason) of any consent, authorisation, licence and/or exemption which is required to enable the Parent or any Subsidiary to carry on its business, or the taking by any governmental, regulatory or other authority of any action in relation to the

Parent or any Subsidiary which could, in the Agent’s opinion, acting reasonably, have a material adverse effect on all or part of such business.
(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within twenty Business Days of the earlier of (1) the Agent giving notice to the Parent and (2) the Parent becoming aware of the failure to comply.
24.19	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

24.20	Acceleration

24.20.1	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:
(a)	cancel the Total Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
25	Changes To The Lenders

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25, a Lender (Existing Lender) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations, under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (New Lender).
25.2	Conditions of assignment or transfer

25.2.1	The consent of the Parent is required for an assignment or transfer by an Existing Lender unless the assignment or transfer is:
(a)	to another Lender or an Affiliate of a Lender;

(b)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

(c)	made at a time when an Event of Default is continuing.

25.2.2	The consent of the Parent to an assignment or transfer by an Existing Lender must not be unreasonably withheld or delayed. The Parent will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Parent within that time.

25.2.3	The consent of the Parent to an assignment or transfer by an Existing Lender must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

25.2.4	An assignment will only be effective on:
(a)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(b)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
25.2.5	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

25.2.6	If:
(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15.1 (Increased costs), then (unless the assignment, transfer or charge has been made in mitigation in accordance with Clause 17 (Mitigation by the Lenders)) the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
25.2.7	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer:
(a)	to an Affiliate of a Lender;

(b)	to a Related Fund; or

(c)	made in connection with primary syndication of the Facility,

the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,000.
25.4	Limitation of responsibility of Existing Lenders

25.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.
25.4.2	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:
(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
25.4.3	Nothing in any Finance Document obliges an Existing Lender to:
(a)	accept a re-transfer or reassignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
25.5	Procedure for transfer

25.5.1	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 25.5.3 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 24.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

25.5.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

25.5.3	On the Transfer Date:
(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights, benefits and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the Discharged Rights and Obligations);

(b)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights and benefits against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c)	the Agent, the Arrangers, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a Lender.
25.6	Procedure for assignment

25.6.1	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with Clause 25.6.3 below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 25.6.2 below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

25.6.2	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the assignment to such New Lender.

25.6.3	On the Transfer Date:
(a)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(b)	the Existing Lender will be released from the obligations (Relevant Obligations) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(c)	the New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.
25.6.4	Lenders may utilise procedures other than those set out in this Clause 25 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 25.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer).

25.7	Copy of Transfer Certificate or Assignment Agreement to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Parent a copy of that Transfer Certificate or Assignment Agreement.

25.8	Security Interests over Lenders’ rights

25.8.1	In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities,
25.8.2	except that no such charge, assignment or Security shall:
(a)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
25.9	Pro Rata Interest Settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 25.5 (Procedure for transfer) or any assignment pursuant to Clause 25.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but including the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) until the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:
(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender, and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.10, have been payable to it on that date, but after deduction of the Accrued Amounts.
25.10	Prohibition on Debt Purchase Transactions

The Parent shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

26	Changes To The Obligors

26.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Borrowers

26.2.1	Subject to compliance with the provisions of Clause 21.10 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:
(a)	it is incorporated in Bermuda, the United States of America or the United Kingdom or any other jurisdiction approved by the Lenders and all the Lenders approve the addition of that Subsidiary;

(b)	the Parent and that Subsidiary deliver to the Agent a duly completed and executed Accession Letter;

(c)	the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(d)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(e)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.
26.2.2	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent).

26.3	Additional Guarantors

26.3.1	Subject to compliance with the provisions of Clause 21.10 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries become an Additional Guarantor.

26.3.2	A member of the Group shall become an Additional Guarantor if:
(a)	the Parent and the proposed Obligor deliver to the Agent a duly completed and executed Accession Letter; and

(b)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.
26.3.3	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent).

26.4	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in Clause 20.32 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

26.5	Resignation and release of security on disposal

26.5.1	In this clause, Third Party Disposal means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 23.12 (Disposals) or made with the approval of the Lenders (and the Parent has confirmed this is the case).

26.5.2	If a Borrower or a Guarantor is or is proposed to be the subject of a Third Party Disposal then:
(a)	the Parent shall confirm that no Default is continuing or would result from the Third Party Disposal;

(b)	if a Borrower is being disposed of then prior to such Third Party Disposal the Parent shall ensure that the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;

(c)	where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent may, at the cost and request of the Parent, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;

(d)	the resignation of that Borrower or Guarantor and related release of Transaction Security referred to in Clause 26.5.2(a) above shall not become effective until all Disposal Proceeds resulting from that Third Party Disposal have been irrevocably paid to the Agent in accordance with Clause 8 (Mandatory Prepayment); and

(e)	if the disposal of that Borrower or Guarantor is not made, the release of Transaction Security referred to in Clause 26.5.2(a) above shall have no effect and the obligations of that Borrower or Guarantor and the Transaction

Security created or intended to be created by or over that Borrower or Guarantor shall continue in full force and effect.
26.6	Additional Material Companies

26.6.1	Subject to compliance with the provisions of Clause 21.10 (“Know your customer” checks), the Parent may request that any of its Subsidiaries become a Material Company.

26.6.2	The Parent shall procure that the immediate Holding Company of any entity that it wishes to become a Material Company shall (if it is not already an Obligor) become an Additional Guarantor in accordance with Clause 26.2 (Additional Guarantors) and grant such Security over its shares in the proposed Material Company as the Agent may require.

26.6.3	A member of the Group shall become a Material Company if:
(a)	the Agent has received all of the documents and other evidence that it may require the Parent to provide at is absolute discretion, and each is in form and substance satisfactory to the Agent; and

(b)	the Holding Company of the proposed Material Company is an Obligor and it has granted such Security over its shares in the proposed Material Company as the Agent may require (in form and substance satisfactory to the Agent).
26.6.4	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it in its absolute discretion) all the documents and other evidence required by it.

27	Role Of The Agent, The Arrangers, The Security Agent And Others

27.1	Appointment of the Agent

27.1.1	The Arrangers and each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

27.1.2	The Arrangers and each of the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Duties of the Agent

27.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party excluding, for the avoidance of doubt, any Fee Letter.

27.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

27.2.3	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties. The Agent is not obliged to monitor or enquire whether a Default has occurred.

27.2.4	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the

Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

27.2.5	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

27.3	Role of the Arrangers Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties

27.4.1	Nothing in this Agreement constitutes the Agent and/or the Arrangers as a trustee or fiduciary of any other person.

27.4.2	None of the Agent, the Security Agent or the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group

The Agent, the Security Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any member of the Group.

27.6	Rights and discretions

27.6.1	The Agent may rely on:
(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
27.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Parent (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
27.6.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, actuaries or other experts.

27.6.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

27.6.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under the Finance Documents.

27.6.6	The Agent may execute on behalf of the Finance Parties any document expressed by any Finance Document to be executed by the Agent on their behalf.

27.6.7	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.7	Majority Lenders’ instructions

27.7.1	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

27.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

27.7.3	Any Lender may by notice to the Agent divide its Loans or Commitments into separate amounts to reflect sub-participation or similar transactions and may require the Agent to count such separate amounts individually in calculating the composition of the Majority Lenders.

27.7.4	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

27.7.5	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

27.7.6	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 27.7 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

27.8	Responsibility for documentation

Neither the Agent nor the Arrangers:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

27.9	Exclusion of liability

27.9.1	Without limiting Clause 27.9.2 below and without prejudice to the provisions of Clause 30.14 (Disruption to the Payment Systems etc.), the Agent will not be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

27.9.2	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent, or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent, may rely on this Clause subject to Clause 1.8 (Third party rights) and the provisions of the Third Parties Act.

27.9.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

27.9.4	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

27.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or in the case of any costs, loss or liability pursuant to Clause 30.14 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.11	Resignation of the Agent

27.11.1	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Parent.

27.11.2	Alternatively the Agent may resign by giving notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent.

27.11.3	If the Majority Lenders have not appointed a successor Agent in accordance with Clause 27.11.2 above within 30 days after notice of resignation was given, the Agent (after consultation with the Parent) may appoint a successor Agent (acting through an office in the United Kingdom).

27.11.4	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

27.11.5	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

27.11.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.11.7	After consultation with the Parent, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with Clause 27.11.2 above. In this event, the Agent shall resign in accordance with Clause 27.11.2 above.

27.12	Confidentiality

27.12.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

27.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.12.3	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers are obliged to disclose to any other person (i) any confidential information, or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

27.13	Relationship with the Lenders

27.13.1	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

27.13.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).

27.13.3	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

27.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.
27.15	Reference Banks

27.15.1	If a Lender is a Reference Bank (or an Affiliate of a Reference Bank) but later ceases to be a Lender, the Agent shall (in consultation with the Parent) appoint another Lender or another Affiliate of a Lender to replace that Reference Bank.

27.15.2	If a Reference Bank which was not a Lender subsequently becomes a Lender, the Agent may (in consultation with the Parent) appoint that Lender to replace any Reference Bank which is not then either a Lender or an Affiliate of a Lender.

27.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.17	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by an Arranger or Agent) the terms of any reliance letter or engagement letters relating to the Report or letters provided by accountants or actuaries in connection with the Finance Documents or the transactions contemplated in the Finance Documents (including any net asset letter in connection with the financial assistance procedures) and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

27.18	Appointment of Security Agent

27.18.1	Each other Finance Party irrevocably appoints the Security Agent as its agent and trustee on the terms set out in Schedule 11 (Security Agent).

27.18.2	Each Obligor and each other Finance Party agrees to the terms set out in Schedule 11 (Security Agent). In the event of any conflict between the terms of Schedule 11 (Security Agent) and any other Finance Document, the terms of Schedule 11 (Security Agent) shall prevail.

27.19	Release of Security

27.19.1	The Security Agent may at its sole discretion and without reference to any other Finance Party take such action as it deems necessary or advisable to release any assets from the Security constituted by the Transaction Security Documents to the extent that their disposal or release is:
(a)	permitted or required by the terms of this Agreement including pursuant to any instructions given to it in accordance with Clause 27.20 (Instructions); or

(b)	permitted or required by the original form of any other Finance Document and will not result or could not reasonably be expected to result in any breach of the terms of this Agreement.
27.19.2	If:
(a)	all of the shares in the capital of any member of the Group are to be disposed of, which would result in any Obligor ceasing to be a member of the Group; or

(b)	any asset which is the subject of a Transaction Security Document is to be disposed of to a person outside (and which will remain outside) the Group, and in any such case:
(i)	the Majority Lenders agree to such disposal; or

(ii)	the Security Agent has received instructions from the relevant Finance Parties that comply with Clause 27.20 (Instructions) instructing it to release the relevant Security and/or guarantees over such asset; or

(iii)	the disposal is permitted by the terms of the relevant Finance Document and will not result or could not reasonably be expected to result in any breach of any of the terms of this Agreement; or

(iv)	the disposal is being made at the request of the Security Agent in circumstances where any Security created by the Transaction Security Documents has become enforceable; or

(v)	the disposal is being effected by enforcement of a Transaction Security Document, then, in the case of a disposal contemplated by paragraph (a) above, the Security provided by that Obligor over its assets under the Transaction Security Documents and any related guarantees given by, or in respect of, such Obligor will be released and in the case of a disposal contemplated by paragraph (b) above those assets will be released from such Security, in each case at the expense of the relevant Obligor.

27.19.3	The Security Agent is authorised by each other Finance Party to execute (on behalf of itself and each such Finance Party) all releases of any Security or any guarantee resulting from any disposal contemplated in Clauses 26.19.1 and 26.19.2 above, without the need for any further referral to, or authority from, any other Party, including any formal release of any asset which the Security Agent in its absolute discretion considers necessary or desirable in connection with that disposal.

27.20	Instructions:

27.20.1	The Security Agent shall act in accordance with:
(a)	the terms of this Agreement; or

(b)	instructions received from, or on behalf of, the Majority Lenders, or as the case may be, Lenders.
27.20.2	Any release of any Security constituted by the Transaction Security Documents or any release of any claim arising by virtue of any guarantee given under the Finance Documents, shall (other than as provided in Clause 27.19 (Release of Security)) require the prior written consent of, or on behalf of, the Lenders).

27.20.3	The Security Agent will not be liable to any other Finance Party for any act (or omission) if it acts (or refrains from taking any action) in accordance with the terms of this Agreement even if such action would otherwise cause a breach of any Finance Document. If there is any conflict between the provisions of this Agreement and any other Finance Document with regard to instructions, this Clause 27.20 will prevail.

27.20.4	Any instructions given to the Security Agent in accordance with the terms of this Agreement will be binding on all other Finance Parties who shall not be entitled to object to anything done or omitted to be done as a result of such instructions.

27.20.5	In the absence of instructions, the Security Agent may act (or refrain from taking action) in such manner as it considers to be in the best interests of the Finance Parties but is not authorised to act on behalf of another Finance Party (without first obtaining their consent) in any legal or arbitration proceedings relating to any Finance Document.

27.20.6	The Security Agent may refrain from acting in accordance with any instructions until it has received such Security as it may require for any cost, loss or liability (together with any associated Tax) which it may incur in complying with the instructions.

27.20.7	The Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Transaction Security Documents except through the Security Agent.

28	Conduct Of Business By The Finance Parties

No provision of any Finance Document will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
29	Sharing Among The Finance Parties

29.1	Payments to Finance Parties

If a Finance Party (Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.9 (Partial payments).
29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.9 (Partial payments).

29.3	Recovering Finance Party’s rights

29.3.1	On a distribution by the Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

29.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 29.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
29.5	Exceptions

29.5.1	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

29.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(a)	it notified the other Finance Party of the legal or arbitration proceedings; and

(b)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
30	Payment Mechanics

30.1	Payments to the Agent

30.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall (and the Parent shall ensure that such Obligor will) make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

30.1.2	Payment shall be made to such account with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice.

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

30.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

30.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5	Proceeds of enforcement

Subject to the payment of any claim ranking in priority as a matter of law, the proceeds of enforcement of the Security constituted by the Transaction Security Documents shall be paid to the Security Agent and those proceeds (together with all other amounts paid to the Security Agent in accordance with the terms of this Agreement or any other Finance Document) shall be applied in the following order:
(a)	First, in satisfaction of all costs, charges, expenses (including legal expenses) and liabilities properly incurred by the Security Agent (in its capacity as Security Agent) or any Insolvency Representative appointed under the Transaction Security Documents or their attorneys or agents and of the remuneration of such Insolvency Representative (and all interest on such sums as provided in the Finance Documents);

(b)	Second, in payment of all reasonable costs and expenses (including legal expenses) properly incurred by or on behalf of any other Finance Party in connection with such enforcement;

(c)	Third, in payment to the Agent for application in or towards the discharge of the Loans, interest and other amounts outstanding under the Finance Documents in accordance with the order set out in paragraphs (a) to (d) of Clause 30.9 (Partial payments); and

(d)	Fourth, any surplus to such persons who may be entitled to them.
30.6	Waterfall

No such proceeds or amounts shall be applied in payment of any amounts specified in any of the paragraphs in Clause 30.5 (Proceeds of Enforcement) until all amounts specified in any earlier paragraph have been paid in full.

30.7	Good discharge

An acknowledgement of receipt signed by the relevant person to whom payments are to be made under Clause 30.5 (Proceeds of Enforcement) shall be a good discharge of the Security Agent.

30.8	Sums received by the Obligors

If an Obligor receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with this Clause 30.

30.9	Partial payments

30.9.1	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Security Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
30.9.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a) to (d) above.

30.9.3	Clauses 30.9.1 and 30.9.2 above will override any appropriation made by an Obligor.

30.10	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.11	Business Days

30.11.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

30.11.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.12	Currency of account

30.12.1	Subject to Clauses 30.12.2 to 30.12.5 below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

30.12.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

30.12.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

30.12.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

30.12.5	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

30.13	Change of currency

30.13.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
30.13.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

30.14	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:
(a)	the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.14; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
31	Set-Off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. No security interest is created by this Clause 31.

32	Notices

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

32.2.1	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Parent, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.
32.3	Delivery

32.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

32.3.2	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

32.3.3	All notices from or to an Obligor shall be sent through the Agent.

32.3.4	Any communication or document made or delivered to the Parent in accordance with this Clause 32 will be deemed to have been made or delivered to each of the Obligors or any other member of the Group party to a Finance Document.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication

32.5.1	Any communication to be made between the Agent or the Security Agent and another Finance Party under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Finance Party:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.
32.5.2	Any electronic communication made between the Agent or the Security Agent and a Finance Party will be effective only when actually received in readable form and in the case of any electronic communication made by a Finance Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

32.6	Use of websites

32.6.1	The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Agent (Designated Website) if:
(a)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(b)	both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a printable format or otherwise capable of being downloaded by the relevant Website Lender and is in a format previously agreed between the Parent and the Agent.
If any Lender (Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Parent shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Parent shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

32.6.2	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

32.6.3	The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Parent notifies the Agent under paragraphs (a) to (e) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

32.6.4	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall at its own cost comply with any such request within ten Business Days.

32.7	English language

32.7.1	Any notice given under or in connection with any Finance Document must be in English.

32.7.2	All other documents provided under or in connection with any Finance Document must be:
(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
33	Calculations And Certificates

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

34	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35	Remedies And Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36	Amendments And Waivers

36.1	Required consents

36.1.1	Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

36.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

36.1.3	Each Obligor agrees to any such amendment or waiver permitted by this Clause 36 which is agreed to by the Obligors’ Agent.

36.2	Exceptions

36.2.1	An amendment or waiver that has the effect of changing or which relates to:
(a)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in or an extension of any Commitment or the Total Commitments;

(f)	a change to any Borrower or Guarantor other than in accordance with Clause 26 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 8 (Mandatory prepayment), Clause 25 (Changes to the Lenders) or this Clause 36;

(i)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed (except to the extent that it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);
(j)	the release of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

(k)	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity);

(l)	any amendment to Clause 30.5 (Proceeds of Enforcement); or

(m)	any extension of an Availability Period, shall not be made without the prior consent of all the Lenders,
36.2.2	An amendment or waiver which relates to the rights or obligations of the Agent, the Arrangers or the Security Agent may not be effected without the consent of the Agent, the Arrangers or the Security Agent.

37	Confidentiality

37.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information) and Clause 37.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information

Any Finance Party may disclose:
(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance

Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph b(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction, any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.8 (Security Interests over Lender’s rights)

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Parent;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(1)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(2)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(3)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom sub paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
37.3	Disclosure to numbering service providers
(a)	The Agent may disclose to any national or international numbering service provider appointed by the Agent to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:
(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facility;

(ix)	type of the Facility;

(x)	ranking of Facility;

(xi)	Termination Date;

(xii)	changes to any of the information previously supplied pursuant to sub paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between the Agent and the Parent, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(c)	The Parent represents that none of the information set out in sub-paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Parent and the other Finance Parties of:
(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
37.4	Entire agreement

This Clause 37 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

37.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent of the circumstances of any disclosure by it of Confidential Information made pursuant to sub-paragraph (b)(v) of Clause 37.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function.

37.7	Continuing obligations

The obligations in this Clause 37 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:
(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39	Governing Law

This Agreement and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement shall be governed by, construed and take effect in accordance with English law.

40	Enforcement

40.1	Jurisdiction of English courts

40.1.1	The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise in any way whatsoever out of or in connection with the Finance Documents expressed to be governed by English law (including a dispute regarding the existence, validity or termination of any Finance Document or any claim for set off) or the legal relationships established by any Finance Document (a Dispute), only where such Dispute is the subject of proceedings commenced by the Obligor.

40.1.2	Where a Dispute is the subject of proceedings commenced by one or more Finance Parties, the Finance Parties are entitled to bring such proceedings in any court or courts of competent jurisdiction (including but not limited to the courts of England). If any Obligor raises a counter-claim in the context of proceedings commenced by one or more Finance Parties, that Obligor shall bring such counter-claim before the court seized of the Finance Party’s claim and no other court.

40.1.3	The commencement of legal proceedings in one or more jurisdictions shall not, to the extent allowed by law, preclude the Finance Parties from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not.

40.1.4	To the extent allowed by law, each Obligor irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal proceeding, and any claim it may now or hereafter have that any such legal proceeding has been brought in an inappropriate or inconvenient forum.

40.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(a)	irrevocably appoints Enstar (EU) Limited. (Attention: Derek Reid, Avaya House, 2 Cathedral Hill, Guildford, Surrey GU2 7YL) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)	if any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Parent (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(d)	The Parent confirms that Enstar (EU) Limited has expressly agreed and consented to the provisions of Clause 39 (Governing law) and of Clause 40 (Enforcement).
40.3	Waiver of Immunity

Each Obligor (to the fullest extent permitted by law) irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought against it by any Finance Party in relation to any Finance Document, and to ensure that no such claim is made on its behalf;

(b)	waives all rights of immunity in respect of it or its assets; and

(c)	consents generally in respect of such proceedings to the giving of relief or the issue of any process in connection with such proceedings.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1 The Original Parties
Part 1
The Original Borrower
Enstar Group Limited
Part 2
The Original Guarantors

Name of Original Guarantor	Jurisdiction of Incorporation, Registration Number
Enstar Group Limited	Bermuda, EC30916

Hillcot Holdings Ltd	Bermuda, EC32870

Virginia Holdings Limited	Bermuda, EC37001

Revir Limited	Bermuda, EC28913

Cavell Holdings Limited	England and Wales, 01095628

Kenmare Holdings Ltd	Bermuda, EC30917

Flatts Limited	England and Wales, 06239044

Knapton Holdings Limited	England and Wales, 07014132
Part 3
The Original Lenders — other than UK non-bank Lenders

Name of Original Lender	Commitments US$
National Australia Bank Limited	125,000,000

Barclays Bank PLC	25,000,000

Part 4
The Original Lenders — UK non-bank Lenders

Name of Original Lender	Commitments US$
None

Schedule 2 Conditions Precedent
Part 1
Conditions precedent to Initial Utilisation
1	Obligors
1.1	A copy of the Constitutional Documents of each Original Obligor, with such amendments as the Security Agent may reasonably request.

1.2	A copy of a resolution of the board of directors of each Original Obligor:
(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party..
1.3	A copy of the resolution of the Parent’s board of directors to be held on or about 18 June 2011.

1.4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above in relation to the Finance Documents and related documents.

1.5	A copy of a resolution signed by all the holders of the issued shares in each Original Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which each Original Obligor is a party.

1.6	A copy of a resolution signed by all the holders of the issued shares in each of the companies listed below approving the amendment of their respective constitutional documents to remove from the directors any discretion to refuse to approve share transfers pursuant to enforcement of the Transaction Security:
(a)	Cumberland Holdings Limited;

(b)	Courtenay Holdings Limited; and

(c)	Knapton Insurance Limited.
1.7	A copy of the register of members of each of the Bermudian Obligors.

1.8	A certificate of the Parent (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

1.9	A certificate of an authorised signatory of each Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement or, to the extent such document has previously been delivered to the Agent that such document has not been amended or superseded since the date of such delivery.

2	Finance Documents
2.1	This Agreement executed by the members of the Group party to this Agreement.

2.2	Transaction Security Documents
2.2.1	Bermudian law debenture (incorporating a fixed charge over its shares in Cumberland Holdings Limited and a floating charge only) granted by the Parent in favour of the Security Agent.

2.2.2	Bermudian law debenture (incorporating a fixed charge over its shares in Courtenay Holdings Limited and a floating charge only) granted by Kenmare Holdings Ltd in favour of the Security Agent.

2.2.3	English law debenture (incorporating a fixed charge over its shares in Fieldmill Insurance Company Limited, Hillcot Re Limited, Longmynd Insurance Company Limited and Mercantile Indemnity Company Limited and a floating charge only) granted by Kenmare Holdings Ltd in favour of the Security Agent.

2.2.4	English law debenture (incorporating a fixed charge over its shares in Brampton Insurance Company Limited and a floating charge only) granted by Hillcot Holdings Ltd in favour of the Security Agent.

2.2.5	English law debenture (incorporating a fixed charge over its shares in Unione Italiana (UK) Reinsurance Company Limited and a floating charge only) granted by Virginia Holdings Ltd in favour of the Security Agent.

2.2.6	English law debenture (incorporating a fixed charge over its shares in River Thames insurance Company Limited and a floating charge only) granted by Revir Ltd in favour of the Security Agent.

2.2.7	English law debenture (incorporating a fixed charge over its shares in Cavell Insurance Company Limited and a floating charge only) granted by Cavell Holdings Ltd in favour of the Security Agent.

2.2.8	English law debenture (incorporating a fixed charge over its shares in Marlon Insurance Company Limited and a floating charge only) granted by Flatts Limited in favour of the Security Agent.

2.2.9	English law debenture (incorporating a fixed charge over its shares in Knapton Insurance Limited and a floating charge only) granted by Knapton Holdings Limited in favour of the Security Agent.

2.2.10	The CRA Account Charge.
2.3	The Fee Letters executed by the Parent.

3	Legal Opinion

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons to become Lenders pursuant to the primary syndication of the Facility, to be in agreed form:

(a)	A legal opinion of Clyde & Co LLP, legal advisers to the Agent and the Arrangers as to English law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Wakefield Quin Limited as to Bermudian law substantially in the form distributed to the Original Lenders prior to signing this Agreement.
4	Other Documents And Evidence
4.1	If any Original Obligor is incorporated in a jurisdiction other than England and Wales, evidence that Enstar (EU) Limited has accepted its appointment as process agent referred to in Clause 40.2 (Service of process) and confirmed it agrees and consents to the provisions of Clause 39 (Governing law) and of Clause 40 (Enforcement).

4.2	The Group Structure Chart which shows the Group.

4.3	A copy, certified by an authorised signatory of the Parent to be a true copy, of the Original Financial Statements of each Original Obligor.

4.4	A copy of any other Authorisation or other document, opinion or assurance which the Agent notifies the Parent is necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

4.5	Any information and evidence in respect of any Obligor required by any Finance Party to enable it to be satisfied with the results of all “know your customer” or other checks which it is required to carry out in relation to such person.

4.6	A Certificate of the Parent (signed by a director) certifying that all necessary or desirable Authorisations from any governmental authority or other regulatory body in connection with the entry into and performance of the transactions contemplated by any Finance Document (or for the validity or enforceability of any of those documents) have been obtained and are in full force and effect together with certified copies of those obtained.

4.7	A copy of the Budget.

4.8	The Parent shall have opened CRA Accounts and granted security in favour of and to the satisfaction of the Security Agent in respect of its CRA Accounts.

4.9	A copy of all notices required to be sent under the Transaction Security Documents.

4.10	Originals of all share certificates transfers and stock transfer forms or equivalent, duly executed by the relevant Obligor and other documents of title to be provided under the Transaction Security Documents. In relation to the shares of Obligors incorporated in England, all stock transfer forms are to be executed by two directors or a director and the secretary of the company that owns the relevant shares but with the sections relating to the consideration and the transferee left blank.

4.11	A certificate of the Parent (signed by a director):
(a)	confirming that none of the financial covenants specified in Clause 22.2 (Financial condition) is breached as at the First Utilisation Date or will be breached as a result of the proposed Loan to be made on the First Utilisation Date; and

(b)	setting out a list of each Material Company and the Consolidated Tangible Net Worth of each Material Company as at the First Utilisation Date.
4.12	Evidence that the arrangement fee and initial agency fee was paid on or before the date of this Agreement.

4.13	Evidence that the outstanding commitment fees have or will on the First Utilisation Date be paid in full.

4.14	Evidence that the Existing Facilities have or will on the First Utilisation Date be repaid in full and all Security relating to the Existing Facilities has been released in full

Part 2
Conditions precedent required to be delivered by an Additional Obligor
1	An Accession Letter (if relevant) executed by the Additional Obligor and the Parent.

2	A copy of the constitutional documents of the Additional Obligor, with such amendments as the Agent may reasonably require.

3	A copy of a resolution of the board of directors of the Additional Obligor:
3.1	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute, deliver and perform the Accession Letter and any other Finance Document to which it is party;

3.2	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf;

3.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

3.4	authorising the Parent to act as its agent in connection with the Finance Documents.
4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5	A copy of a resolution signed by all the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

6	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

7	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Letter.

8	If available, the latest audited financial statements of the Additional Obligor.

9	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:
9.1	A legal opinion of Clyde & Co LLP as advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Letter.

9.2	If the Additional Obligor is incorporated in or has its centre of main interest or establishment in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation, centre of main interest or establishment (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (Applicable Jurisdiction) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Letter.
10	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that Enstar (EU) Limited as any process agent referred to in Clause 40.2 (Service of process) has accepted its appointment and confirmed it agrees and consents to the provisions of Clause 39 (Governing law) and of Clause 40 (Enforcement).

11	The Transaction Security Documents or other security documents which are required by the Agent to be executed by the proposed Additional Obligor.

12	Any notices or documents (including title deeds) required to be given or executed under the terms of those security documents.

13	Share certificates and stock transfer forms executed in blank (as described in paragraph 3(l) of Part 1 of this Schedule) as required by any security document.

14	Such documentary evidence as legal counsel to the Agent may require that such Additional Obligor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

15	Evidence that all necessary or desirable Authorisations from any government authority or other regulatory body in connection with the entry into and performance of the transactions contemplated by the Accession Letter, any Finance Document or Finance Document to which the Additional Obligor is party or for the validity or enforceability of any of those documents have been obtained and are in full force and effect, together with certified copies of those obtained.

16	A certificate of the Parent confirming that no Default is continuing or would occur as a result of the Additional Obligor executing the Accession Letter or the Finance Documents or the Finance Documents to which it is party.

Schedule 3 Requests
Utilisation Request
From: [Borrower]/[Parent]
To: National Australia Bank Limited (as Agent)
Dated:
Dear Sirs
Enstar Group Limited — Facility Agreement dated [           ] (Facility Agreement)
1	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:

2.1	Borrower: [ ]

2.2	Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day)

2.3	Amount: [ ] or, if less, the Available Facility

2.4	Interest Period: [ ]

2.5	Purpose: [ ]

3	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	We confirm that the proposed Loan would not cause the Net Worth Cover to be less than or equal to 2.0:1.

5	This Utilisation Request is irrevocable.
Yours faithfully
authorised signatory for
[the Parent on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]

Schedule 4 Mandatory Cost Formula
1	The Mandatory Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with:
1.1	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

1.2	the requirements of the European Central Bank.
2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

4.1	in relation to a Sterling Loan:
AB+C(B-D)+Ex0.01
              100-(A+C)
per cent per annum
4.2	in relation to a Loan in any currency other than sterling:
Ex0.01
300 per cent per annum
where:
(A)	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

(B)	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 10.3 (Default interest)) payable for the relevant Interest Period on the Loan.

(C)	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

(D)	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

(E)	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5	For the purposes of this Schedule:

5.1	Eligible Liabilities: and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

5.2	Fees Rules: means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.3	Fee Tariffs: means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

5.4	Tariff Base: has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

8.1	the jurisdiction of its Facility Office; and

8.2	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13	The Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 5 Form of Transfer Certificate
To: National Australia Bank Limited as Agent
From: [The Existing Lender] (Existing Lender) and [The New Lender] (New Lender)
Dated:
Enstar Group Limited — Facility Agreement dated [     ] (Facility Agreement)
1	We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to Clause 25.5 (Procedure for transfer):

2.1	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.5 (Procedure for transfer) [OR] [ *** Each Existing Lender listed in Part 1 of the Schedule transfers by novation to each New Lender listed in Part 2 of the Schedule that portion of the outstanding Loans and Commitments in accordance with Clause 25.5 (Procedure for transfer), such that:
(a)	each New Lender will become a Lender under the Agreement with the respective Commitment and portion of outstanding Loans set out opposite its name in Part 3 of the Schedule; and

(b)	each Existing Lender’s Commitment and portion of outstanding Loans will be reduced to the amounts set out opposite its name in Part 3 of the Schedule. *** ]
2.2	The proposed Transfer Date is [ *** ].

2.3	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3	[ *** The/Each *** ] New Lender expressly acknowledges the limitations on the Existing Lender[’s][s’] obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

4	[ *** The/Each *** ] New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)	[a Qualifying Lender falling within paragraph (i)(A) [or paragraph (ii)] of the definition of Qualifying Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender]. [1]
5	[ *** The/Each New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

[1]	Delete as applicable — each New Lender is required to confirm which of these three categories it falls within.

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or *** ][2]
6	[The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ]*, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Parent that:
(a)	each Borrower which is a Party as a Borrower as at the Transfer Date must, to the extent that the New Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to clause 2.1 (The Facilities) of the Facilities Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date must make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming an Additional Borrower.][3]
7	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

8	For the purpose of Clause 32.6 (Use of websites) the New Lender is a [ *** Website Lender *** ] [ *** Paper Form Lender *** ]. *** ] OR [ *** each New Lender specifies in Part 4 of the Schedule opposite its name whether it is a Website Lender or a Paper Form Lender. *** ]

9	This Transfer Certificate is governed by English law.

10	The parties to this Transfer Certificate intend it to take effect as a deed and this Transfer Certificate shall be treated as having been duly executed and delivered as a deed only upon being dated.
IN WITNESS WHEREOF the authorised signatories of the parties have executed this deed on the day and year first above written.

[2]	Include if New Lender comes within paragraph (i)(B) of the definition of Qualifying Lender in Clause 14.1 (Definitions)

[3]	This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and, as at the Transfer Date, wishes that scheme to apply to the Facility Agreement.

The Schedule
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].
[Agent]
By:
[ *** OR FOR GLOBAL TRANSFER CERTIFICATES *** ]
Part 1
The Existing Lenders
[ *** ]
[ *** ]
[ *** ]
Part 2
The New Lenders
[ *** ]
[ *** ]
[ *** ]
Part 3
Details of portion of outstanding Loans and Commitment

Lender	Commitment	Loans
[*list here existing and new lenders*] [***] [***] [***] [***]	[**]	[**]

Part 4
New Lenders’ Administrative Details

Address for
	Facility office	service of		Website or
	Address/Fax	notices	Address for	Paper Form
New Lender	no.Attention of	(if different)	Payment	Lender
[ *** ]	[ *** ]	[ *** ]	[ *** ]	[ *** ]

EXECUTED as a Deed by	)

[ *** Each Existing Lender *** ]		)		Authorised
Signatory

Dated:

Executed as a Deed by	)

[ *** Each New Lender *** ]	)			Authorised Signatory

Dated:

The Transfer Certificate is			)

accepted by the Agent and the			)

Transfer Date is confirmed by the			)

Agent as [ *** ]			)

Signed by [National Australia Bank Limited (ABN 12004044937) (as Agent)] )

Dated:

Signed by [National Australia Bank Limited (ABN 12004044937) (as Security Agent)]

Dated:

Schedule 6 Form of Assignment Agreement
To: National Australia Bank Limited as Agent
From: [the Existing Lender] (Existing Lender) and [the New Lender] (New Lender)
Dated: [***]
Enstar Group Limited -Facility Agreement dated [     ] (Facility Agreement)
1	We refer to the Facility Agreement. This is an Assignment Agreement.

2	(a) We refer to Clause 25.6 (Procedure for assignment).
(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Facility Agreement as specified in the Schedule;

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Facility Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (c) above.
3	The proposed Transfer Date is [***].

4	On the Transfer Date the New Lender becomes:
(a)	Party to the Finance Documents as a Lender; and

(b)	Party to [*** other relevant agreements in other relevant capacity***].
5	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

6	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule to this Assignment Agreement.

7	[ *** The/Each *** ] New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)	[a Qualifying Lender falling within paragraph (i)(A) [or paragraph (ii)] of the definition of Qualifying Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[4]

[4]	Delete as applicable — each New Lender is required to confirm which of these three categories it falls within.

8	[*** The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or *** ].[5]
9	[The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ]*, so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Parent that:
(a)	each Borrower which is a Party as a Borrower as at the Transfer Date must, to the extent that the New Lender becomes a Lender under a Facility which is made available to that Borrower pursuant to clause 2.1 (The Facilities) of the Facilities Agreement, make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date must make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming an Additional Borrower.][6]
10	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[*** Consider including checklist of steps necessary for the New Lender to obtain the benefit of the Transaction Security ***].

11	For the purpose of Clause 32.6 (Use of Websites) the New Lender is a [*** Website Lender ***] [*** Paper Form Lender ***]

12	This Assignment Agreement is governed by English law.

[5]	Include if New Lender comes within paragraph (i)(B) of the definition of Qualifying Lender in Clause 14.1 (Definitions)

[6]	This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and, as at the Transfer Date, wishes that scheme to apply to the Facility Agreement.

13	This Assignment Agreement has been [*** executed and delivered as a deed ***] [*** entered into ***] on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE
Commitment/rights and obligations to be transferred by
assignment, release and accession
[*** insert relevant details ***]
[*** Facility office address, fax number and attention details for notices and account details for payments ***]

[*** Existing Lender ***]	[*** New Lender ***]
By:	By:
This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [***].
[*** Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party. ***]
[*** Agent ***]
By:

Schedule 7 Form of Accession Letter
To: National Australia Bank Limited as Agent
From: [Subsidiary] and Enstar Group Limited
Dated:
Dear Sirs
Enstar Group Limited — Facility Agreement dated [            ] (Facility Agreement)
1	We refer to the Facility Agreement. This is an Accession Letter. Terms defined in the Facility Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2	[Subsidiary] agrees to become an [Additional Borrower]/[Additional Guarantor] and to be bound by the terms of the Facility Agreement and the other Finance Documents as an [Additional Borrower]/[Additional Guarantor] pursuant to Clause

[26.2 (Additional Borrowers)]/[26.3 (Additional Guarantors)] of the Facility Agreement is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [ ].

3	[Subsidiary’s] administrative details are as follows:

Address:

Fax No.:

Attention:

4	This Accession Letter is governed by English Law
[This Accession Letter is entered into by deed.]

For and on behalf of	For and on behalf of
Enstar Group Limited	[Subsidiary]

Schedule 8 Form of Compliance Certificate
To: National Australia Bank Limited as Agent
From: Enstar Group Limited
Dated:
Dear Sirs
Enstar Group Limited -Facility Agreement dated [           ] (Facility Agreement)
1	We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that as at [*** insert the relevant testing date/ the Testing Date ***]:
(a)	Borrower Net Worth: the Consolidated Tangible Net Worth of the Parent was [*] and therefore the requirements of Clause 22.2.1(a) (Borrower Net Worth) have been met;

(b)	Borrower Gearing Ratio: The consolidated Financial Indebtedness of the Parent was [*] and Consolidated Tangible Net Worth of the Parent was [*], therefore the Gearing Ratio was [*] and the requirements of Clause 22.2.1(b) (Borrower Gearing Ratio) have been met.

(c)	Regulatory Cover: the Regulatory Cover of each of the following Regulated Entities was as specified on the right-hand column below and therefore the requirements of Clause 22.2.1(c) (Regulatory Cover) have been met:

Regulated Entity	Regulatory Cover
[*]	[*]

(d)	Net Worth Cover: The Consolidated Tangible Net Worth of all the relevant Material Companies was [*] and Facility Debt was [*], therefore the Net Worth Cover was [*] and the requirements of Clause 22.2.1(d) (Net Worth Cover) have been met. For the purposes of calculating the Net Worth Cover percentage the Consolidated Tangible Net Worth of each relevant Material Company was as set out in the table below:

Material Company	Consolidated Tangible Net Worth
[*]	[*]

(e)	Requisite Rating:
(i)	the average rating of the aggregate investment portfolio (determined by reference to the individual rating given by the Rating Agency to each investment) of the Material Companies is not less than A-; and

(ii)	the short term rating and/or long term rating of investments as determined by the Rating Agency for at least 87.5% of the total value of the investments held by the Material Companies have a rating of not less than BBB or are held in cash and no investments are advised by J.C. Flowers & Co. LLC or its associated parties, in each case as demonstrated below. [attach details of calculations, including a breakdown of how the average rating of the aggregate investment portfolio is calculated setting out the % of the total value of investments held in each rating or category] and therefore the requirements of Clause 22.2.1(e) (Requisite Rating) have been met.
3.	We confirm that no Default is continuing. [7]

[insert applicable certification language]

for and on behalf of
[name of Auditors of Enstar Group Limited]

[7]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 9 LMA Form of Confidentiality Undertaking
LMA CONFIDENTIALITY LETTER
FOR PRIMARY SYNDICATION
[Letterhead of Arranger]
To:	[insert name of Potential Lender]

Re:	the Facility

Parent:

Amount:

Agent:
Dear Sirs
We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:
1	Confidentiality Undertaking

You undertake:

1.1	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

1.2	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;

1.3	to use the Confidential Information only for the Permitted Purpose;

1.4	(to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

1.5	not to make enquiries of any Obligor or member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facility.

2	Permitted Disclosure

We agree that you may disclose confidential information:

2.1	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

2.2	where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

with the prior written consent of us and the Parent.

3	Notification Of Required Or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that confidential information has been disclosed in breach of this letter.

4	Return Of Copies

If we so request in writing, you shall return all confidential information supplied to you by us and destroy or permanently erase all copies of confidential information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any confidential information destroys or permanently erases such confidential information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such confidential information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the confidential information has been disclosed under paragraph 2(b) above.

5	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the facility or (b) twelve months after you have returned all confidential information supplied to you by us and destroyed or permanently erased all copies of confidential information made by you (other than any such confidential information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6	No Representation; Consequences Of Breach, Etc

You acknowledge and agree that:

6.1	neither we nor any of our officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any Obligor or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

6.2	we or the Obligors or any members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or Obligor or any member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7	No Waiver; Amendments, Etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8	Inside Information

You acknowledge that some or all of the confidential information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any confidential information for any unlawful purpose.

9	Nature Of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the borrower, each other Obligor and each other member of the Group.

10	Third Party Rights

10.1	Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

10.2	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any Obligor or any member of the Group to rescind or vary this letter at any time.

11	Governing Law And Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12	Definitions

In this letter (including the acknowledgement set out below):

Confidential Information means any information relating to the Parent, the Group and the Facilty and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

Group means the Parent and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985).

Obligor means [ *** ].

Participant Group means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Permitted Purpose means considering and evaluating whether to enter into the Facility.
Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully
For and on behalf of
National Australia Bank Limited [and Barclays Corporate] (as Arrangers)
To:	National Australia Bank Limited [and Barclays Corporate] (as Arrangers)
The Parent, each other Obligor and each other member of the Group
We acknowledge and agree to the above:
For and on behalf of
[Potential Lender]

Schedule 10 Timetables
Loans

Loans in US Dollars

Delivery of a duly completed Utilisation Request (Clause 5 (Delivery of a Utilisation Request)) (Clause 11.1 (Selection of Interest Periods and Terms))	3 Business Days prior to the date of the Loan

9.30 a.m.

Agent notifies the Lenders of the Loan in accordance with Clauses 5.4 (Lenders’ participation)	3 Business Days prior to the date of the Loan

3.00 p.m.

LIBOR is fixed	Quotation Day as of 11.00 a.m.

Schedule 11 Security Agent
1	Appointment

1.1	Each other Finance Party appoints the Security Agent to act as its agent and trustee under and in connection with the Finance Documents.

1.2	Each other Finance Party:

1.2.1	authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions;

1.2.2	confirms its approval of each Transaction Security Document; and

1.2.3	authorises and directs the Security Agent (by itself or by any Delegate) to execute and enforce the Transaction Security Documents as trustee, agent or in any other role (and whether or not expressly in that Finance Party’s name) on its behalf, subject always to the terms of the Finance Documents.

2	Duties

2.1	Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

2.2	The Security Agent has only those duties which are expressly specified in the Finance Documents.

2.3	The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

2.4	Any requirement that the Security Agent is to “act reasonably” is to be construed as an obligation on the Finance Parties which are approached by it for instructions in accordance with this Agreement in relation to the relevant matter and not as an individual obligation on the Security Agent in that capacity.

2.5	The Security Agent shall promptly inform the Agent of:

2.5.1	the contents of any notice or document received by it in its capacity as Security Agent from an Obligor under any Finance Document; and

2.5.2	the occurrence of any Event of Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Security Agent has received notice from any other party to this Agreement.

3	Relationship

3.1	The relationship between the Security Agent and each other Finance Party is that of principal and agent save only that the benefits of the Transaction Security Documents are held by the Security Agent as trustee for them (to the extent that any amount is or is capable of being secured thereby).

3.2	In relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be created by any Finance Document, the relationship of each other Finance Party to the Security Agent shall be construed solely as one of principal and agent but, to the fullest extent permissible under the laws of such jurisdiction, all the other provisions of the Finance Document shall have full force and effect between the Parties.

3.3	The Security Agent shall not be liable to any Party for any breach by any other Party of any Finance Document.

4	No Fiduciary Duties

4.1	Nothing in the Finance Documents makes the Security Agent a fiduciary for any other person.

5	Business with the Group

If the Security Agent is also a Lender, in its capacity as Lender it will retain the same rights and powers under the Finance Documents as any other Lender and will exercise those rights and powers as a Lender separately from its role as Security Agent.

6	Rights and Discretions

6.1	The Security Agent may rely on:

6.1.1	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

6.1.2	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

6.2	The Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:

6.2.1	no Event of Default has occurred (unless it has actual knowledge of an Event of Default arising under Clause 24.1 (Non-payment) of this Agreement);

6.2.2	any right, power, authority or discretion vested in the Majority Lenders or any other person has not been exercised; and

6.2.3	any notice or request made by the Parent is made on behalf of and with the consent and knowledge of all the Obligors.

6.3	The Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

6.4	The Security Agent may act in relation to the Finance Documents through its personnel and Delegates.

6.5	The Security Agent may disclose to any other Party any information it reasonably believes it has received as agent under the Finance Documents.

6.6	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

7	Responsibility

The Security Agent is not responsible for:

7.1	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents.

7.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

7.3	for any failure in perfecting or protecting the Security created by any Transaction Security Document including any failure to:

7.3.1	take any necessary registration or recordings or filings of or otherwise protect the relevant Security under any laws in any jurisdiction;

7.3.2	give notice to any person of the execution of any Transaction Security Document; or

7.3.3	to obtain any authorisation for the creation of any Security, unless directly caused by its gross negligence or wilful misconduct.

8	Exclusion of Liability

8.1	Without limiting paragraph 8.2 below, the Security Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

8.2	No Party (other than the Security Agent) may take any proceedings against any officer, employee or Delegate of the Security Agent in respect of any claim it might have against the Security Agent or in respect of any act or omission of any kind by that officer, employee or Delegate in relation to any Finance Document and any officer, employee or Delegate of the Security Agent may rely on this provision subject to Clause 1.8 (Third Party Rights) and the provisions of the Third Parties Act.

8.3	The Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Agent if the Security Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Security Agent for that purpose.

8.4	The Parties agree that the Security Agent shall not be subject to the duty of care imposed on trustees by the Trustee Act 2000.

8.5	Nothing in this Agreement shall oblige the Security Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any other Finance Party and every other Finance Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

9	Indemnity

9.1	Each other Finance Party shall indemnify the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Security Agent (otherwise than by reason of the Security Agent’s gross negligence or wilful misconduct) in acting as Security Agent under the Finance Documents (unless the

Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

9.2	The liability shall be divided between such Finance Parties pro rata to their respective aggregate Commitments from time to time or if all Commitments have been reduced to zero, their respective aggregate Commitments immediately prior to that reduction.

9.3	The Security Agent may, in priority to any payment to the Finance Parties, indemnify itself out of the Obligors’ assets charged by the Transaction Security Documents in respect of, and pay and retain, all sums necessary to give effect to this indemnity and to all other indemnities given to it in the other Finance Documents in its capacity as Security Agent. The Security Agent shall have a lien on the Transaction Security Documents and the proceeds of enforcement of the Transaction Security Documents for all such sums.

10	Resignation and Additional Security Agents

10.1	The Security Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Parent.

10.2	Alternatively the Security Agent may resign by giving notice to the other Finance Parties and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Security Agent.

10.3	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph 10.2 above within 30 days after notice of resignation was given, the Security Agent (after consultation with the Parent) may appoint a successor Security Agent (acting through an office in the United Kingdom).

10.4	The retiring Security Agent shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

10.5	The Security Agent’s resignation notice shall only take effect upon the appointment of a successor.

10.6	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Schedule. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

10.7	After consultation with the Parent, the Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph 10.2 above. In this event, the Security Agent shall resign in accordance with paragraph 10.2 above.

10.8	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate security agent or trustee or as a co-agent or co-trustee jointly with it (any such person, an Additional Security Agent):

10.8.1	if it is necessary in performing its duties and if the Security Agent considers that appointment to be in the interest of the Finance Parties; or

10.8.2	for the purposes of complying with or conforming to any legal requirements restrictions or conditions which the Security Agent deems to be relevant; or

10.8.3	for the purposes of obtaining or enforcing any judgement or decree in any jurisdiction, and the Security Agent will give notice to the other Parties of any such appointment.

10.9	Any Additional Security Agent appointed in accordance with paragraph 10.8 above shall (subject to the terms of this Agreement) have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations as are conferred or imposed on the Additional Security Agent by the instrument of its appointment.

10.10	The remuneration that the Security Agent may pay to any Additional Security Agent and any reasonable costs and expenses (properly incurred) incurred by any Additional Security Agent in performing its functions pursuant to its appointment will, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

11	Confidentiality

11.1	In acting as agent for the Finance Parties, the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

11.2	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

11.3	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent shall not be obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of a fiduciary duty.

12	Relationship with the Lenders

12.1	The Security Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Party or the Agent to the contrary.

13	Credit Appraisal

13.1	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each other Finance Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

13.1.1	the financial condition, status and nature of each member of the Group;

13.1.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

13.1.3	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

13.1.4	the adequacy, accuracy and/or completeness of any information provided by the Security Agent, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

13.1.5	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

14	Deduction from Amounts Payable by the Security Agent

If any Party owes an amount to the Security Agent under the Finance Documents the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

15	Title

The Security Agent may accept without enquiry the title (if any) which an Obligor may have to any asset over which Security is intended to be created by any Transaction Security Document.

16	Holding

The Security Agent is not obliged to hold any share certificates or title deed, any Transaction Security Document or other document in connection with any asset over which Security is intended to be created by any Transaction Security Documents in its own possession. The Security Agent may permit the relevant Obligor, any professional adviser of the Security Agent or a custodian or nominee to retain all such title deeds and other documents in its possession.

17	Investments

Prior to the application of the proceeds of the enforcement of the Transaction Security in accordance with Clause 30.5 (Proceeds of enforcement) and except as otherwise provided in any Transaction Security Document, all moneys which are received by the Security Agent under that Transaction Security Document may be invested in the name of or under the control of the Security Agent in any investments which may be selected by the Security Agent. Additionally, those moneys may be placed on deposit in the name of or under the control of the Security Agent at such bank or institution (including itself) and upon such terms as it may think fit.

18	Enforcement

The Security Agent shall to the extent practicable use all reasonable endeavours to enforce the Security constituted by the Transaction Security Documents if it receives instructions to do so from the relevant Finance Parties that comply with Clause 27.20 (Instructions).

19	Recoveries to be held on Trust

19.1	The Security Agent shall hold the Recoveries on trust for the Finance Parties.

19.2	The Recoveries shall be distributed between the Finance Parties in accordance with Clause 30.5 (Proceeds of enforcement). Once so applied, the Security Agent shall be under no obligation to monitor how the relevant person receiving any such amount has applied such amounts.

19.3	Only amounts actually received by the Security Agent shall be capable of being applied by the Security Agent in accordance with this paragraph 19.

19.4	If the Security Agent receives any distribution under this Agreement or any other document otherwise than in cash from any person, the Security Agent may realise such distribution as it sees fit and then shall apply the proceeds of such realisation in accordance with the provisions of this Agreement.

19.5	If the Security Agent receives any amount under this Agreement or under any other Finance Document in a currency other than the currency of the relevant debt the Security Agent may convert such amount into the currency of the relevant debt at the Security Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with the currency of the amount received. The obligations of the Obligors to pay in the relevant currency shall only be satisfied to the extent of the amount of the relevant currency purchased after deducting the costs of conversion.

20	Payment of Taxes

The Security Agent shall be entitled to make such deductions and withholdings (on account of Taxes or otherwise) from payments to any other Finance Party as it is required by any applicable law to make and to pay out of amounts due to any other Finance Party all Taxes assessed against it in respect of any property charged or assigned pursuant to the Transaction Security Documents or by virtue of its role as agent or trustee under the Finance Documents (except in connection with its remuneration for performing its duties under this Agreement).

21	Discharge Date

Forthwith upon the date on which all present and future sums, obligations or liabilities from time to time due, owing or incurred (actually or contingently) by any Obligor to a Finance Party under or in connection with the Finance Documents shall have been irrevocably discharged in full and all Commitments have been cancelled, the trusts set out in Clause 27.18 (Appointment of Security Agent) and in this Schedule 11 shall be wound up and all the rights, duties and obligations of the Security Agent to the other Finance Parties (but not liabilities already incurred for negligence or breach of duty) shall cease.

Schedule 12 Material Companies
Brampton Insurance Company Limited
Unione Italiana (UK) Reinsurance Co. Limited
River Thames Insurance Company Limited
Cavell Insurance Company Limited
Mercantile Indemnity Company Limited
Fieldmill Insurance Company Limited
Longmynd Insurance Company Limited
Hillcot Re Limited
Marlon Insurance Company Limited
Knapton Insurance Limited
Unionamerica Insurance Company Limited
Cumberland Holdings Limited
Courtenay Holdings Limited
Enstar Australia Holdings Pty Limited
AG Australia Holdings Limited
Gordian RunOff Limited
TGI Limited
Church Bay Limited
Guildhall Insurance Limited
EPIC Insurance Limited
Rosemont Re Limited

Schedule 13 Existing Security
Guarantors

		Security
		document
		registered at
Company	Registered	Companies	Date	Date	Person
Name	Number	House	created	registered	entitled
Cavell Holdings Limited	1095628	Charge over shares	06.12.06	20.12.06	National Australia Bank Limited
Material Companies — Letter of credit / ordinary course security

		Security
		document
		registered at
Company	Registered	Companies	Date	Date	Person
Name	Number	House	created	registered	entitled
Cavell Insurance Company Limited	157661	Security agreement	17.12.92	30.12.92	Citibank N.A.
		Amendment letter	15.02.94	22.02.94	Citibank N.A
		Security agreement	30.03.98	08.04.98	Citibank N.A
		Reinsurance deposit agreement	30.03.98	14.04.98	Citibank N.A.

Marlon Insurance Company Limited	998720	Security agreement	15.11.95	24.11.95	Citibank N.A.
		Reinsurance deposit agreement	15.11.95	24.11.95	Citibank N.A.

Longmynd Insurance Company Limited	1454023	Charge	06.11.87	26.11.87	Citibank N.A.

Fieldmill Insurance Company Limited	1457354	Charge	06.11.87	14.11.87	Citibank N.A

River Thames Insurance Company Limited	462838	Reinsurance deposit agreement	11.07.88	20.07.88	Citibank N.A
		Security agreement	11.07.88	20.07.88	Citibank N.A

		Security
		document
		registered at
Company	Registered	Companies	Date	Date	Person
Name	Number	House	created	registered	entitled
		Security agreement	06.01.89	11.01.89	Citibank N.A
		Security agreement	12.06.90	19.06.90	Citibank N.A
		Security agreement	02.01.96	09.01.96	Citibank N.A

Brampton Insurance Company Limited	1272965	Reinsurance deposit agreement	23.02.96	29.02.96	Citibank N.A.

Unione Italiana (UK) Reinsurance Company Limited	199059	Charge	02.12.87	09.12.87	Citibank N.A.

Hillcot Re Limited	1457317	Charge	19.11.87	02.12.87	Citibank N.A.

Knapton Insurance Limited	14644	Reinsurance deposit agreement	25.09.09	12.10.09	Citibank N.A.

Gordian Runoff Limited	052179647	Fixed (ASIC Charge No: 373330)	30.12.92	25.01.93	004325080, Citigroup Pty Limited
		Fixed (ASIC Charge No: 1344254)	16.08.06	25.08.06	004325080, Citigroup Pty Limited
		Fixed (ASIC Charge No: 1344258)	16.08.06	25.08.06	079478612. The Royal Bank of Scotland N.V.
		Fixed (ASIC Charge No: 1344262)	16.08.06	25.08.06	079478612. The Royal Bank of Scotland N.V.
		Floating (ASIC Charge No: 373432)	21.12.92	27.01.93	064874531, Bank of America, National Association
		Fixed (ASIC Charge No: 510034)	13.09.95	04.10.95	064874531, Bank of America, National Association

		Security
		document
		registered at
Company	Registered	Companies	Date	Date	Person
Name	Number	House	created	registered	entitled
Enstar Australia Holdings Pty Limited	128812546	Fixed (ASIC Charge No: 1596644)	28.02.08	29.02.08	004044937, National Australia Bank Limited

AG Australia Holdings Limited	054573401	Fixed (ASIC Charge No: 1614223)	25.03.08	03.04.08	004044937, National Australia Bank Limited

Schedule 14 Permitted Transfers
1.	The proposed transfer of a portfolio of business from International Insurance Company of Hannover Limited to Brampton Insurance Company Limited by way of a part VII transfer.

2.	The proposed transfer of a portfolio of business from Compagnie Europeene d’Assurances Industrielles (CEAI) to River Thames Insurance Company Limited by way of a Belgian law portfolio transfer.

3.	The proposed transfer of all of Harper Insurance Limited’s UK branch business to Mercantile Indemnity Company Limited, by way of a part VII transfer.

4.	The proposed transfer of a portfolio of assumed reinsurance business from Allianz Global Corporate & Specialty AG (UK Branch) and Allianz SE to Knapton Insurance Limited, by way of German law portfolio transfers.

5.	The proposed transfer by Church Bay Limited of its business to a QBE entity, by way of an Australian law portfolio transfer.

SIGNATURES
THE PARENT

Enstar Group Limited
By: /s/ Richard J. Harris

Address: Fax: Attention:	Windsor Place 18 Queen Street Hamilton Bermuda HM 11 001 441 296 0895 Richard Harris

THE ORIGINAL GUARANTORS Enstar Group Limited
By: /s/ Richard J. Harris

Address: Fax: Attention:	Windsor Place 18 Queen Street Hamilton Bermuda HM 11 001 441 296 0895 Richard Harris

Hillcot Holdings Ltd
By: /s/ Richard J. Harris

Address: Fax: Attention:	Windsor Place 18 Queen Street Hamilton Bermuda HM 11 001 441 296 0895 Richard Harris

Virginia Holdings Ltd
By:	/s/ Richard J. Harris

Address: Fax: Attention:	Windsor Place 18 Queen Street Hamilton Bermuda HM 11 001 441 296 0895 Richard Harris

Revir Ltd
By:	/s/ Richard J. Harris

Address: Fax: Attention:	Windsor Place 18 Queen Street Hamilton Bermuda HM 11 001 441 296 0895 Richard Harris

Cavell Holdings Limited
By:	/s/ Alan Turner

Address: Fax: Attention:	Avaya House 2 Cathedral Hill Guildford Surrey GU2 7YL +44(0)1483 452644 Gareth Nokes

Kenmare Holdings Ltd
By:	/s/ Richard J. Harris

Address: Fax: Attention:	Windsor Place 18 Queen Street Hamilton Bermuda HM 11 001 441 296 0895 Richard Harris

Flatts Limited
By: /s/ Alan Turner

Address:	Avaya House
2 Cathedral Hill Guildford Surrey GU2 7YL
Fax:	+44 (0)1483 452644
Attention:	Gareth Nokes

Knapton Holdings Limited
By: /s/ Alan Turner

Address:	Avaya House
2 Cathedral Hill Guildford Surrey GU2 7YL
Fax:	+44 (0)1483 452644
Attention:	Gareth Nokes

THE ORIGINAL LENDERS National Australia Bank Limited (ABN 12 004 440 937)
By: /s/ Ray Catt
Managing Director

Address:	88 Wood Street
London EC2V 7QQ
Fax:	+44 (0) 20 7410 0297
Attention:	Ray Catt/Andrew Lloyd

Barclays Bank PLC
By: /s/ John Atkinson
John Atkinson

Address:	Barclays Corporate
Level 11 1 Churchill Place Canary Wharf London EC 14 5HP

THE ARRANGERS National Australia Bank Limited (ABN 12 004 044 937)
By:	/s/ Ray Catt
Managing Director

Address: Fax: Attention:	88 Wood Street London EC2V 7QQ +44 (0) 20 7410 0297 Ray Catt/Andrew Lloyd

Barclays Corporate
By:	/s/ John Atkinson
John Atkinson

Address: Fax: Attention:	Barclays Corporate Level 28 1 Churchill Place Canary Wharf London EC145HP +44 (0) 20 7116 7636 John Atkinson Transaction Management, Debt Finance, Barclays Corporate

THE AGENT National Australia Bank Limited (ABN 12 004 044 937)
By:	/s/ Ray Catt
Managing Director

Address: Fax: Attention:	88 Wood Street London EC2V 7QQ +44(0) 20 7410 0297 : Carole Palmer

THE SECURITY AGENT National Australia Bank Limited (ABN 12 004 044 937)
By:	/s/ Ray Catt
Managing Director

Address:	88 Wood Street London EC2V 7QQ
Fax:	+44 (0) 20 7410 0297
Attention:	Carole Palmer